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                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

                          Dated as of November 24, 1996

                                  by and among

                             APPLIED MATERIALS, INC.

                             ORBOT INSTRUMENTS LTD.

                                       and

                   THE STOCKHOLDERS OF ORBOT INSTRUMENTS LTD.
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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I - CERTAIN DEFINITIONS.............................................  2
     1.1  Definitions.......................................................  2

ARTICLE II - THE STOCK PURCHASE.............................................  9
     2.1  The Stock Purchase................................................  9
     2.2  Closing...........................................................  9
     2.3  Company Action....................................................  9
     2.4  The Offer......................................................... 10
     2.5  Section 236 Action................................................ 11
     2.6  Rights of Company Stockholders.................................... 12
     2.7  Buyer Holdback.................................................... 12

ARTICLE III - REPRESENTATIONS AND WARRANTIES................................ 12
     3.1  Representations and Warranties of the Stockholders................ 12
            (a)  Ownership of the Company Shares............................ 13
            (b)  Authorization; Validity of Agreements...................... 13
            (c)  Consents and Approvals; No Violations...................... 14
            (d)  Broker's Fees.............................................. 14
            (e)  Voting and Other Agreements................................ 14
            (f)  Related Party Transactions................................. 15
     3.2  Representations and Warranties of the Company..................... 15
            (a)  Organization............................................... 15
            (b)  Capitalization............................................. 16
            (c)  Authorization; Validity of Agreement; Company Action....... 17
            (d)  Consents and Approvals; No Violations...................... 18
            (e)  Financial Statements; Books and Records.................... 18
            (f)  Absence of Certain Changes................................. 19
            (g)  No Undisclosed Liabilities................................. 19
            (h)  Litigation................................................. 20
            (i)  Tax Matters; Government Benefits........................... 20
            (j)  Title and Condition of Properties.......................... 23
            (k)  Intellectual Property...................................... 24
            (l)  Contracts.................................................. 27
            (m)  Powers of Attorney......................................... 29
            (n)  Employment Matters; Trustee................................ 29
            (o)  Employee Benefit Plans..................................... 30
            (p)  Compliance with Laws....................................... 31
            (q)  Inventory.................................................. 31


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                                                                           Page
                                                                           ----

            (r)  Suppliers and Customers.................................... 31
            (s)  Product Warranty........................................... 31
            (t)  Broker's Fees.............................................. 32
            (u)  Potential Conflicts of Interest............................ 32
            (v)  Disclosure................................................. 33
     3.3  Representations and Warranties of the Buyer....................... 33
            (a)  Organization............................................... 33
            (b)  Authorization; Validity of Agreement; Necessary Action..... 33
            (c)  Consents and Approvals; No Violations...................... 34
            (d)  Buyer Common Stock......................................... 34
            (e)  Employee Matters........................................... 34
            (f)  Continuation of Operations................................. 35
            (g)  Limitation of Representations.............................. 35

ARTICLE IV - COVENANTS...................................................... 35
     4.1  Company Options................................................... 35
     4.2  Business Access................................................... 38
     4.3  Conduct of Business............................................... 38
     4.4  Exclusivity....................................................... 39
     4.5  Non-Solicitation.................................................. 40
     4.6  Company Board Resolution.......................................... 40
     4.7  Estimated Company Expenses........................................ 40
     4.8  Taking of Necessary Action........................................ 41
     4.9  Release of Guarantees............................................. 41
     4.10 Post-Closing Covenants............................................ 41
            (a)  Transition................................................. 41
            (b)  Confidentiality............................................ 42
            (c)  Companies Ordinance........................................ 42
            (d)  Indemnification of Directors and Officers.................. 42
     4.11 KLA Action........................................................ 43

ARTICLE V - STOCKHOLDERS COVENANTS.......................................... 43
     5.1. Voting Agreement.................................................. 43
     5.2. No Inconsistent Arrangements...................................... 44
     5.3. Grant of Proxy; Appointment of Proxy.............................. 44
     5.4. Notification of Certain Matters................................... 45
     5.5. Supplements to Disclosure Schedule................................ 45
     5.6. Waiver of Claims.................................................. 45
     5.7. Transfer and Similar Taxes........................................ 45
     5.8. Stockholders' Agent............................................... 46


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                                                                           Page
                                                                           ----

ARTICLE VI - CONDITIONS..................................................... 47
     6.1  Conditions to Obligations of Each Party........................... 47
     6.2  Conditions to Obligations of the Buyer............................ 48
     6.3  Conditions to Obligations of the Stockholders..................... 49

ARTICLE VII - TERMINATION AND ABANDONMENT................................... 50
     7.1  Methods of Termination; Termination Date.......................... 50
     7.2  Procedure Upon Termination........................................ 51

ARTICLE VIII - INDEMNIFICATION AND ESCROW................................... 51
     8.1  Indemnification................................................... 51
            (a)  Survival................................................... 51
            (b)  Indemnification by the Stockholders........................ 52
            (c)  Limits on Indemnification.................................. 52
            (d)  Indemnification by the Buyer............................... 53
            (e)  Written Claim Requirement.................................. 53
            (f)  Matters Involving Third Parties............................ 54
     8.2  Remedies.......................................................... 55

ARTICLE IX - MISCELLANEOUS.................................................. 55
     9.1  Dispute Resolution................................................ 55
     9.2  Arbitration....................................................... 55
     9.3  Entire Agreement; No Third Party Beneficiaries.................... 57
     9.4  Succession and Assignment......................................... 57
     9.5  Counterparts...................................................... 58
     9.6  Notices........................................................... 58
     9.7  Governing Law; Jurisdiction and Venue............................. 59
     9.8  Amendments and Waivers............................................ 59
     9.9  Severability...................................................... 59
     9.10 Expenses.......................................................... 60
     9.11 Interpretation.................................................... 60


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                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated as of November 24, 1996 (this "AGREEMENT"), by and among Applied Materials, Inc., Delaware corporation (the "BUYER"), Orbot Instruments Ltd., an Israeli private company (the "COMPANY"), and each of the stockholders of the Company listed on the signature pages hereto that either executed this Agreement on or as of the date hereof or hereafter accept the Offer (as defined below) and become parties to this Agreement (the "STOCKHOLDERS"). The Buyer, the Company and the Stockholders are referred to collectively herein as the "PARTIES".

                  WHEREAS, each of the Stockholders owns that number of Ordinary Shares, par value NIS 0.02 per share, of the Company (the "COMPANY SHARES") set forth opposite such Stockholder's name on Schedule A hereto;

                  WHEREAS, each of the Stockholders desires to sell to the Buyer all Company Shares owned by such Stockholder and to consummate the other transactions described herein upon the terms and conditions set forth herein;

                  WHEREAS, subject to the terms and conditions set forth in
Section 2.3, the Buyer desires to purchase all of the issued and outstanding Company Shares as described in Article II (the "STOCK PURCHASE") and to consummate the other transactions described herein upon the terms and conditions set forth herein, as a result of which the Company shall become a direct or indirect wholly-owned subsidiary of the Buyer;

                  WHEREAS, the Boards of Directors of the Company and the Buyer have each approved this Agreement and the transactions contemplated hereby and determined that such Agreement and transactions are advisable and in the best interests of their respective corporations and stockholders;

                  WHEREAS, the stockholders of the Company have approved or will approve, as provided herein, this Agreement and the transactions contemplated hereby at a meeting of stockholders of the Company duly convened in accordance with the Companies Ordinance (as defined below) and the Company's Articles of Association;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
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                         ARTICLE I - CERTAIN DEFINITIONS

                  1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

         "ACQUIRING PARTIES" means as set forth in Section 8.1(b).

         "ACQUISITION PROPOSALS" means as set forth in Section 4.4.

         "ADMINISTRATOR" means as set forth in Section 9.2(b).

         "AFFILIATE" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise.

         "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code.

         "AGREED TRANSACTION EXPENSES" means as set forth in Section 9.10.

         "BALANCE SHEET" means as set forth in Section 3.2(i)(i).

         "BIRD" means the Israel-United States Binational Industrial Research and Development Foundation.

         "BUYER COMMON STOCK" means the Common Stock, par value $.01 per share, of the Buyer.

         "BUYER DISCLOSURE SCHEDULE" means as set forth in Section 3.3(c).

         "BUYER INDEMNIFIABLE LOSSES" means as set forth in Section 8.1(b)(ii).

         "BUYER OPTION" means an option to purchase Buyer Common Stock.

         "BUYER OPTION PLAN" means the Buyer's 1995 Equity Incentive Plan, as amended, or any other stock option plan of the Buyer adopted specifically for employees of the Company in order to issue Buyer Options as provided in Section 4.1(a).

         "BUYER REPRESENTATIONS" means the representations and warranties of the


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Buyer contained in Section 3.3, provided that for purposes of Article VIII, the
Buyer Representations shall not include the representations and warranties set forth in Sections 3.3(e) and 3.3(f).

         "CHIEF SCIENTIST" means the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade.

         "CLAIM" means any claim, charge, complaint, action, cause of action, suit, proceeding (including, without limitation, arbitration proceedings or alternative dispute resolution proceedings), hearing, investigation or demand.

         "CLOSING" means as set forth in Section 2.2.

         "CLOSING DATE" means as set forth in Section 2.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANIES ORDINANCE" means the Israeli Companies Ordinance (New Version) 1983, as amended.

         "COMPANY ACTION" means as set forth in Section 2.3(b).

         "COMPANY AGREEMENTS" means as set forth in Section 3.2(d).

         "COMPANY DISCLOSURE SCHEDULE" means as set forth in Section 3.2.

         "COMPANY'S KNOWLEDGE" means the knowledge that the directors and officers of the Company would possess after reasonable investigation and inquiry.

         "COMPANY OPTION" means any option or other right to acquire the Compa-ny Shares.

         "COMPANY PLAN" means the Company's Employee Share Ownership and Option Plan.

         "COMPANY REPRESENTATIONS" means the representations and warranties of the Company contained in Section 3.2.

         "COMPANY SHARES" means as set forth in the recitals to this Agreement.

         "COMPANY SHARES OUTSTANDING" means the sum of (i) all Company Shares


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outstanding immediately prior to the Closing and (ii) all Company Shares issuable upon exercise of all Company Options (vested or unvested) outstanding immediately prior to the Closing (assuming for the purpose of this calculation that all of the Company Options identified in Section 3.2(b)(i) have been issued and exercised).

         "CONFIDENTIAL INFORMATION" means any proprietary information concerning the businesses and affairs of a Party other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Party to whom disclosure has been made), or (ii) has been acquired or developed independently of any information obtained from the first referred Party.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated October 3, 1996 between the Buyer and the Company.

         "DAMAGES" means with respect to any Claim for indemnification pursuant to Article VIII hereof or any Claim under Article V hereof, any and all losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Claims, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered with respect to such Claim but excluding any Damages resulting from a loss of an alternative investment opportunity of the Purchase Price.

         "DISCLOSED PRIOR EXPENSES" means as set forth in Section 4.7.

         "DISPUTE" means as set forth in Section 9.1.

         "DOLLARS" AND "$" means United States Dollars.

         "D&O CLAIM" means as set forth in Section 4.10(d).

         "ENCUMBRANCES" means any encumbrance, lien, claim, charge, mortgage, pledge, security interest or other legal or equitable limitations or restrictions or rights of any third party.

         "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any corporation or other business, whether or not incorporated, which together with the Company would be deemed a "single


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employer" within the meaning of Sections 414(b), 414(c) and 414(m) of the Code or the regulations issued under Section 414(o) of the Code.

         "ESCROW AGENT" means either Bank Leumi L'Israel Ltd., Bank Hapoalim B.M. or any of their respective affiliates as agreed upon by the Buyer and the Company.

         "ESCROW AGREEMENT" means the Escrow Agreement to be entered into between the Buyer, the Stockholders and the Escrow Agent on the Closing Date in substantially the form attached as Exhibit A hereto.

         "ESCROW AMOUNT" means as set forth in Section 2.7(a).

         "ESTIMATED TRANSACTION EXPENSES" means as set forth in Section 4.7.

         "EXCESS PRIOR EXPENSES" means as set forth in Section 8.1(b)(i)(D).

         "EXCESS TRANSACTION EXPENSES" means as set forth in Section 9.10.

         "FINANCIAL STATEMENTS" means as set forth in Section 3.2(e)(i).

         "GOVERNMENTAL ENTITY" means any federal, state, local or other court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, in Israel, the United States or any other foreign jurisdiction.

         "INDEMNIFIED PARTY" means as set forth in Section 8.1(f)(i).

         "INDEMNIFIED PERSON" means as set forth in Section 4.10(d).

         "INDEMNIFYING PARTY" means as set forth in Section 8.1(f)(i).

         "INTELLECTUAL PROPERTY" means all of the following: (i) U.S., Israeli and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same ("TRADEMARKS"); (ii) issued U.S., Israeli and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights ("PATENTS"); (iii) U.S., Israeli and foreign registered and unregistered copyrights (including, but not


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limited to, those in computer software and databases) and all registrations and applications to register the same ("COPYRIGHTS"); (iv) U.S., Israeli and foreign rights in any semi-conductor chip product works or "mask works" as such term is defined in 17 U.S.C. 901, et seq. and any registrations or applications therefor ("MASK WORKS"); (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; and (vi) all licenses and agreements pursuant to which the Person in question has acquired rights in or to any of the Trademarks, Patents, Copyrights or Mask Works, or licenses and agreements pursuant to which the Person in question has licensed or transferred the right to use any of the foregoing ("LICENSES").

         "INVENTORY" means as set forth in Section 3.2(q).

         "INVESTMENTS CENTER" means the Investments Center in the Israeli Ministry of Industry and Trade.

         "IRS" means the United States Internal Revenue Service.

         "ISRAELI GAAP" means Israeli generally accepted accounting principles as promulgated by the Israeli Certified Public Accountants Council and the Israeli Certified Public Accountants Bureau and in effect from time to time.

         "KLA ACTION" means as set forth in Section 3.2(k)(ii)

         "KLA COMPLAINT" means as set forth in Section 3.2(k)(ii).

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person (or group taken as a whole), such event, change or effect which is materially adverse to
(i) the consolidated financial condition, business as currently conducted or as currently contemplated to be conducted, results of operations or prospects (without giving effect to the Stock Purchase contemplated hereby) of such Person (or, if used with respect thereto, of such group taken as a whole), or (ii) the ability of such Person (or group) to consummate the transactions contemplated hereby and by the Related Agreements.

         "MATERIAL AGREEMENTS" means as set forth in Section 3.2(l)(i).

         "MINIMUM CONDITION" means as set forth in Section 2.3(a).

         "NIS" means New Israeli Shekel, the lawful currency of the State of Israel.


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         "OFFER" means as set forth in Section 2.4(a).

         "OPTION EXCHANGE RATIO" means (i) the Purchase Price Per Share divided by (ii) the average of the closing prices of the Buyer Common Stock on the Nasdaq National Market System on the five trading days preceding the fifth trading day before the Closing Date (the "AVERAGE BUYER PRICE").

         "OPTION HOLDER" means as set forth in Section 3.2(b)(i).

         "ORBOTECH" means Orbotech Ltd.

         "PARTIES" means as set forth in the recitals to this Agreement.

         "PERIOD BUYER PRICE" means as set forth in Section 4.1(a).

         "PERSON" means any individual, trust, corporation, company, partnership, limited liability company or other business association, legal entity, court or government, governmental agency or instrumentality.

         "PLANS" means: (i) all employee benefit plans (as defined in Section 3(3) of ERISA); (ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option and incentive plans, managers' insurance schemes, contracts, schemes, programs, funds, commitments or arrangements, statutory or otherwise, made with any group of employees; and (iii) all other plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, stockholder, consultant or independent contractor of the Company or any ERISA Affiliate to which the Company or any ERISA Affiliate may have any liability.

         "PURCHASE CONSIDERATION" means as set forth in Section 2.1(a).

         "PURCHASE PRICE" means $110 million.

         "PURCHASE PRICE PER SHARE" means a dollar amount equal to (i) the Purchase Price divided by (ii) the Company Shares Outstanding.

         "RELATED AGREEMENTS" means the Escrow Agreement and all other documents and agreements entered into in connection with this Agreement or the Escrow Agreement.


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
         "REQUISITE AMOUNT" shall mean that number of the Company Shares that must be tendered to the Buyer such that the percentage obtained by dividing (i) the Company Shares tendered to the Buyer by (ii) the Company Shares Outstanding (excluding Company Shares issuable upon exercise of all of the outstanding Unvested Company Options other than Unvested Company Options which are scheduled to vest no later than January 2, 1997), equals or exceeds 90%.

         "SECTION 236 ACTION" means action pursuant to Section 236 of the Companies Ordinance.

         "SEPTEMBER 30 BALANCE SHEET" means as set forth in Section 3.2(j).

         "SPIN-OFF AGREEMENT" means as set forth in Section 3.2(k)(ii).

         "STOCK PURCHASE" means as set forth in the recitals to this Agreement.

         "STOCKHOLDERS' AGENT" means as set forth in Section 5.8(a).

         "STOCKHOLDERS' DISCLOSURE SCHEDULE" means as set forth in Section 3.1.

         "STOCKHOLDERS' REPRESENTATIONS" means the representations and warranties of the Stockholders contained in Section 3.1.

         "STOCKHOLDERS' LIMITED REPRESENTATIONS" means the representations and warranties of the Stockholders contained (i) in Sections 3.1(a) and 3.1(b), (ii) in the first sentence of Section 3.1(f) (only with respect to Stockholders who are identified in Schedule B, (iii) in the second sentence of Section 3.1(f) and
(iv) in any other Stockholders' Representations relating to the conveyance to the Buyer of good and valid title to the Company Shares free of Encumbrances.

         "SUBSIDIARY" means all corporations or other entities in which the Buyer, the Company or the Stockholder, as the case may be, owns a majority of the issued and outstanding capital stock or similar interests.

         "SURVIVAL PERIOD" means as set forth in Section 8.1(a).

         "TAX" or "TAXES" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, customs duty, unemployment, capital stock, transfer,


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franchise, payroll, withholding, social security, minimum estimated and other taxes, and shall include and interest, penalties or additions attributable thereto.

         "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TERMINATION DATE" means as set forth in Section 7.1(b).

         "THIRD PARTY CLAIM" means as set forth in Section 8.1(f).

         "TRUSTEE" means as set forth in Section 3.2(n)(ii).

         "UNVESTED COMPANY OPTIONS" means all outstanding Company Options that immediately prior to the Closing may not yet be exercised in accordance with the terms of such Company Options and the Company Plan.

         "VESTED COMPANY OPTIONS" means all outstanding Company Options that immediately prior to the Closing may be exercised in accordance with the terms of such Company Options and the Company Plan.

         "VOTING DEBT" means as set forth in Section 3.2(b)(ii).


                         ARTICLE II - THE STOCK PURCHASE

                  II.1 The Stock Purchase. Upon the terms and conditions set forth herein, at the Closing the following actions shall take place:

         (a) As provided in Section 2.2, each of the Stockholders will sell, assign, transfer and deliver to, or at the direction of, the Buyer all Company Shares issued and outstanding immediately prior to the Closing Date and owned by such Stockholder free and clear of all Encumbrances in exchange for an amount in cash equal to the product of (i) the Purchase Price Per Share multiplied by (ii) the number of the Company Shares transferred by such Stockholder (the "PURCHASE CONSIDERATION").

         (b) Each Company Option outstanding immediately prior to the Closing Date shall be treated in accordance with the provisions of Section 4.1.

                  II.2 Closing. The closing of the Stock Purchase (the "CLOSING") will


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take place on the later of (i) December 23, 1996 or (ii) the second business day following the satisfaction or waiver of all of the closing conditions set forth in Article VI, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or such other date and place as the Parties may agree (the date of the Closing being referred to herein as the "CLOSING DATE"). At the Closing, each Stockholder shall deliver or cause to be delivered to, or at the direction of, the Buyer all of the share certificates, duly endorsed in blank or accompanied by deeds of transfer duly executed in blank, representing all Company Shares held by such Stockholder immediately prior to the Closing and the transfer of all such Company Shares to or at the direction of the Buyer will be entered in the Company's Register of Members, and, subject to Section 2.7, the Buyer shall pay the Purchase Consideration payable to the Stockholders pursuant to Section 2.1(a) pursuant to wire transfer or pursuant to other payment instructions reasonably acceptable to the Buyer provided by the Stockholders' Agent to the Buyer no later than five days prior to the Closing Date. At the Closing, each of the Parties shall deliver or cause to be delivered to the intended recipient any other documents and instruments required to be delivered by or on behalf of such Party at or prior to the Closing pursuant to the terms of this Agreement.

                  II.3 Company Action. (a) In the event that, as of the date hereof, Company stockholders holding less than the Requisite Amount shall have executed and delivered this Agreement and became parties hereto, all of the Buyer's obligations under this Agreement, including the obligation to effect the Stock Purchase, shall be conditioned upon the receipt by the Buyer, on or prior to 5:00 p.m. Israel time, on December 1, 1996, of duly executed counterparts of this Agreement by that number of additional Company stockholders such that, as of such date and time, the Stockholders shall hold an aggregate of at least the Requisite Amount of Company Shares (the "MINIMUM CONDITION"). The Minimum Condition may be waived by the Buyer at any time prior to 5:00 p.m. Israel time, on December 2, 1996, in the Buyer's sole discretion. Until the earlier of the satisfaction or waiver of the Minimum Condition, this Agreement shall have no force and effect on the Buyer and, accordingly, the Buyer shall have no obligations hereunder, except for the Buyer's obligations under the Confidentiality Agreement and under Section 4.5 hereto. Notwithstanding the foregoing, this Agreement shall have full force and effect with respect to the obligations of the Company and the Stockholders until the Agreement is duly terminated as provided in the following sentence. In the event that the Minimum Condition is not satisfied or waived by the Buyer on or before December 2, 1996 (in either case as provided in this Section 2.3(a)), this Agreement shall be deemed terminated and neither the Company nor the Stockholders shall have any further rights or obligations hereunder.


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
         (b) As promptly as practicable after the date on which Company stockholders holding more than the Requisite Amount of Company Shares shall have executed and delivered this Agreement and become parties hereto (unless all holders of Company Shares are parties hereto), the Company shall take all necessary action (including all required Board of Directors action) and will use its best efforts to ensure that, no later than December 16, 1996, all stockholder action shall be taken to accomplish the following (collectively, the "COMPANY ACTION"):

                  (i) the approval by the meeting of the stockholders of the Company of this Agreement and the Related Agreements and all the transactions contemplated hereby and thereby, as required by the Companies Ordinance and the Articles of Association of the Company; and

                  (ii) the amendment of the Company's Articles of Association to delete and terminate all rights of first refusal or other provisions of such Articles of Association which would confer on any person other than the Buyer any right or option to purchase Company Shares or other Company securities, other than as provided by the terms of the Company Options, as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  II.4 The Offer. (a) In the event that, as of December 2, 1996, not all of the Company's stockholders shall have executed and delivered this Agreement and became parties hereto, the Buyer shall deliver to all of the stockholders of the Company who have not, as of such date, executed and delivered this Agreement and have not become parties thereto, an offer to become parties to this Agreement and to sell all of their Company Shares to the Buyer upon the terms and conditions of this Agreement (the "OFFER"). The Offer shall be accompanied by, among other things, a copy of this Agreement. The Company shall cooperate with the Buyer as the Buyer may reasonably request in disseminating the Offer to all of the Company's stockholders who are not parties hereto and in facilitating acceptance of the Offer by such stockholders. The Offer may be extended by the Buyer at any time by notice to the Company and to such stockholders. In the event any of the Company Options are exercised after the date hereof and prior to the Closing by any Option Holder that is not a party hereto, the Buyer shall deliver the Offer to such Option Holder and allow such Option Holder to accept the Offer and become a party to this Agreement in accordance with the terms and conditions of the Offer and this Agreement.

         (b) The Offer will provide, among other things, that the acceptance of the Offer by a stockholder shall be effective only if such stockholder shall have


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
accepted the Offer with respect to all the Company Shares owned by such stockholder immediately prior to the Closing and shall have delivered validly executed copies of this Agreement to the Buyer and certificates evidencing all such Company Shares, together with validly executed deeds of transfer and other documents as may be determined by the Buyer in order to effect such transfer, to the Stockholders' Agent for delivery to the Buyer at the Closing.

         (c) The Offer will provide that (i) the execution and delivery of this Agreement and related documents and the tenders made thereby shall be irrevocable and shall not be subject to withdrawal rights, (ii) the obligation of the Buyer to accept any tenders and to effect the Stock Purchase shall be subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, and (iii) the Offer may be terminated and abandoned by the Buyer at any time upon or following termination of this Agreement. The conditions in this paragraph (c) are for the benefit of the Buyer and may be asserted by the Buyer at any time regardless of the circumstances giving rise to any such condition or may be waived by the Buyer in whole or in part at any time, in the Buyer's sole discretion.

                  II.5 Section 236 Action. Following the execution of this Agreement by Company stockholders holding the Requisite Amount of Company Shares, the Buyer shall commence the Section 236 Action to acquire all of the issued and outstanding Company Shares from Company stockholders who have not accepted the Offer and became parties to this Agreement. Such Section 236 Action shall include, without limitation (i) the delivery to each such Company stockholder, with a copy to the Company, of a notice informing such Company stockholder of the election of the Buyer to acquire all of the issued and outstanding Company Shares as provided in Section 236 of the Companies Ordinance, and (ii) the taking of all other action necessary in accordance with
Section 236 such that the Buyer shall become entitled to acquire all of the issued and outstanding Company Shares. The Company and each of the Stockholders shall cooperate with the Buyer, as the Buyer may reasonably request, in the taking of such Section 236 Action, including, without limitation, cooperating with the Buyer in the dissemination of such notice to all Company stockholders who are not parties to this Agreement, and in making all filings and taking all other reasonable action necessary or desirable to effect the Stock
Purchase with respect to all of the issued and outstanding Company Shares in compliance with Section 236 of the Companies Ordinance.

                  II.6 Rights of Company Stockholders. From and after the Closing, the Stockholders shall have no rights with respect to their Company Shares other than to surrender the certificate(s), instruments or other documents previously representing such securities in exchange for the Purchase Consideration payable in accordance with Section 2.1(a).

                  II.7 Buyer Holdback. (a) It is agreed that there shall be withheld from the cash consideration otherwise payable to Company stockholders and Option Holders pursuant to this Agreement a cash amount equal to (i) 10% of the Purchase Price less (ii) the amounts, if any, of the Excess Transaction Expenses and Excess Prior Expenses (the "ESCROW AMOUNT"), and the amounts of such Excess Transaction Expenses and Excess Prior Expenses shall be retained by the Buyer and shall not be payable to the Company's stockholders, provided that the Company shall be obligated to pay such Excess Prior Expenses and Excess Transaction Expenses which have been deducted from the Escrow Amount; provided that if the Buyer waives the condition specified in Section 6.2(a)(ii) hereto, the Escrow Amount shall be equal to 10% of the Purchase Consideration paid to the Stockholders. The Escrow Amount shall be held as security for the Company's and the Stockholders' indemnification obligations under Article VIII pursuant to the provisions of the Escrow Agreement.

         (b) The Escrow Amount shall be withheld, on a pro rata basis, from all of the stockholders receiving cash pursuant to this Agreement and pursuant to the Section 236 Action; provided, however, that if the Closing shall occur prior to the completion of the Section 236 Action or if the Buyer determines in good faith that the withholding of the Escrow Amount from Company stockholders in connection with the Section 236 Action may jeopardize the completion of or impair the validity of the Section 236 Action or be unenforceable in any respect, then, unless the Buyer waives the condition specified in Section 6.2(a)(ii) hereto, the full Escrow Amount set forth in Section 2.7(a) shall be withheld on a pro rata basis only from the Stockholders.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

                  III.1 Representations and Warranties of the Stockholders. As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Stockholder hereby severally represents and warrants to the Buyer that all of the statements contained in this Section 3.1 with respect to such Stockholder are true and correct as of the date on which such Stockholder has executed this Agreement, except as set forth in the schedule attached to this Agreement setting forth exceptions to the Stockholders' representations and warranties set forth herein (the "STOCKHOLDERS' DISCLOSURE SCHEDULE"). The Stockholders' Disclosure Schedule will be arranged in sections corresponding to the sections of this Agreement to be modified by such disclosure schedule.

         (a) Ownership of the Company Shares. Such Stockholder has good and valid title to the Company Shares and the Company Options owned or to be owned by such Stockholder, free and clear of all Encumbrances, except for Company Shares which are subject to a pledge to Orbotech pursuant to the terms of the Share Exchange Agreement and Plan of Merger, dated August 17, 1992, among Optrotech Ltd., Orbot Systems Ltd., certain shareholders of Optrotech Ltd. and the shareholders of Orbot Systems Ltd., a true and correct copy of which is included in Schedule 3.1(a) of the Stockholders Disclosure Schedule. Section 3.1(a) of the Stockholders' Disclosure Schedule sets forth all of the Company Shares, Company Options, any other securities of the Company and rights to acquire any of the foregoing, owned beneficially or of record by such Stockholder as of the date of this Agreement. At the Closing, such Stockholder will transfer to the Buyer, and the Buyer will acquire, all of the title to the Company Shares owned by such Stockholder free and clear of all Encumbrances.

         (b) Authorization; Validity of Agreements. Such Stockholder has the full right, power and authority to execute and deliver this Agreement and the Related Agreements to which such Stockholder will be a party, and, upon termination of the right of first refusal as provided in Section 2.3(b)(i) and the release of the pledge of Company Shares referred to in Section 3.1(a), to consummate the transactions contemplated hereby and thereby. If applicable, the execution, delivery and performance by such Stockholder of this Agreement and the Related Agreements to which such Stockholder will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by such Stockholder's board of directors and, if necessary, stockholders and by all other necessary corporate action. Such Stockholder will prior to the Closing deliver to the Stockholders' Agent all Company Shares in which such Stockholder owns any record or beneficial interest and will promptly deliver to the Stockholders' Agent all Company Shares which are issued to such Stockholder upon exercise of Company Options between the date of this Agreement and the Closing Date. This Agreement has been, and each of the Related Agreements to which the Stockholder will be a party will be, duly executed and delivered by such Stockholder and, assuming the due and valid execution by the Buyer, constitutes or (with respect to the Related Agreements to which such Stockholder will be a party) will constitute a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with their respective terms, subject as to enforce- ability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (c) Consents and Approvals; No Violations. None of the execution and the delivery of this Agreement or the Related Agreements (to the extent such Stockholder will be party thereto) by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or thereby or compliance by such Stockholder with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of any organizational documents applicable to such Stockholder, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Stockholder or any of its Affiliates or, if applicable, Subsidiaries, is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder, any of its Affiliates or, if applicable, Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and
(iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on such Stockholder. Section 3.1(c) of the Stockholders' Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained by such Stockholder in connection with this Agreement or the Related Agreements (to the extent such Stockholder will be a party thereto) prior to the consummation of the transactions contemplated hereby and thereby.

         (d) Broker's Fees. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, trader or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or otherwise obligated.

         (e) Voting and Other Agreements. Except as contemplated by this Agreement, and if applicable the voting agreement contained in the 1993 Subscription Agreement among the Company and the Company stockholders listed therein and the Shareholders' Agreement, dated February 27, 1994, among Amiram Caspi, Zvi Lapidot, Yochai Richter, Shimon Ullman, Or-Tass Ltd. and Carroll Acquisition Corp. true and correct copies of which are included as Section 3.1(e) of the Stockholders' Disclosure Schedule, such Stockholder is not a party or otherwise subject to any voting trust, proxy or other agreement, restriction or understanding with respect to the voting of any of the capital stock of the Company. Except as set forth above, such Stockholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement and in the Related Agreements (to the extent such Stockholder will be a party thereto), in each case with respect to all of such Stockholder's Company Shares, with no limitations, qualifications or restrictions on such rights.

         (f) Related Party Transactions. With respect to each of the Stockholders identified on Schedule B to this Agreement, such Stockholder, except for indirect interests which arise due to an interest that such Stockholder has in Orbotech, and except for passive investments in shares of capital stock or other equity interests of less than 5% in any Person other than the Company, does not own, directly or indirectly, in whole or in part, any Intellectual Property or other assets, real or personal, which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company as currently conducted or as currently contemplated to be conducted by the Company. With respect to each of the Stockholders, such Stockholder (i) does not have any Claim against the Company or any of its Subsidiaries, except, in the case of a Stockholder that is an employee of the Company on the date of this Agreement, for Claims for accrued vacation pay, accrued benefits under Plans and for the current month's salary and similar matters and agreements existing on the date hereof; (ii) has not made, on behalf of the Company or any of its Subsidiaries, except in the capacity as an officer or employee of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person; (iii) is not a party, except in the capacity as an employee, officer or director of the Company, to any transaction, agreement or arrangement with the Company or any of its Subsidiaries , or with any officer, director or employee of the Company or any of its Subsidiaries with respect to Company business; (iv) does not owe any money to the Company or any of its Subsidiaries; and (v) is not owed any money by the Company or any of its Subsidiaries other than as referred to in clause (i) hereto.

                  III.2 Representations and Warranties of the Company. As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Buyer that all of the statements contained in this Section 3.2 are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule will be arranged in sections corresponding to the sections of this Agreement to be modified by such disclosure schedule.

         (a) Organization. Each of the Company and its Subsidiaries is a corpo-ration duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete list of all of the Company's Subsidiaries. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities where the Company's equity interest in any entity exceeds five (5) percent of the outstanding equity of such entity on the date hereof.

         (b) Capitalization. (i) The authorized capital stock of the Company consists of 10,000,000 Company Shares. As of the date hereof, (A) 6,038,625 Company Shares are issued and outstanding, and (B) 394,000 Company Shares are reserved for issuance upon exercise of outstanding Company Options granted under the Company Plan or under other arrangements previously disclosed to the Buyer in writing. Set forth in Section 3.2(b)(i) of the Company Disclosure Schedule is a true and correct description of (A) the full translation of the legal name and current address as it appears on the books and records of the Company of each of the Company's stockholders, (B) the name and address as it appears on the books and records of the Company of each of the holders of Company Options ("OPTION HOLDERS"), (C) the number of the Company Shares owned of record by each Company stockholder and the certificate numbers of the stock certificates representing such shares, (D) the number of the Company Options owned by each Option Holder and the number of the Company Shares subject to each such Company Option, and
(E) the exercise price, expiration dates and vesting schedule for each Company Option.

                  (ii) All of the outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("VOTING DEBT") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (A) there are no shares of capital stock of the Company authorized, issued or outstanding,
(B) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary of the Company as a result of the transactions contemplated hereby or otherwise or to provide funds to make any investment (in the form of a loan, capital contribution or other- wise) in any Subsidiary or any other entity other than investments in J.M.G. S.A. or J.M.G. Instruments S.A. on terms described in Section 3.2(a) of the Company Disclosure Schedule.

                  (iii) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all Encumbrances.

                  (iv) Except as provided in the 1993 Subscription Agreement referred to in Section 3.1(e), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

         (c) Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company's Board of Directors and, upon completion of the Company Action as provided in
Section 2.3(b), by the meeting of stockholders of the Company as required by the Companies Ordinance and the Company's Articles of Association, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Buyer, is a valid and binding obligation of the Company enforceable against the Company subject to and in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (d) Consents and Approvals; No Violations. Except for the filings, permits and consents set forth on Section 3.2(d) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) upon completion of the Company Action as provided in Section 2.3(b), conflict with or result in any breach of any provision of the Memorandum of Association or Articles of Association or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "COMPANY AGREEMENTS"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained by the Company in connection with this Agreement prior to the consummation of the transactions contemplated by this Agreement.

         (e) Financial Statements; Books and Records. (i) The Company has provided the Buyer with the following financial statements, correct and complete copies of which are set forth on Section 3.2(e)(i) of the Company Disclosure Schedule (collectively, the "FINANCIAL STATEMENTS"): (A) audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for the Company as of and for the fiscal years ended December 31, 1993, 1994 and 1995; and (B) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for the Company as of and for each of the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, have been prepared in accordance with Israeli GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the consolidated financial condition and the consolidated results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein.

                  (ii) The consolidated sales of the Company and its Subsidiaries in or into the United States (without giving effect to intercompany sales of products which are subsequently sold at a price which is higher than the price at which such intercompany sales are made) in the fiscal year ended December 31, 1995 were less than $25 million and the total assets of the Company and its Subsidiaries located in the United States as of September 30, 1996 had an aggregate book value of less than $15 million.

                  (iii) The books and records of the Company and its Subsidiaries are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with Israeli GAAP, and fairly and accurately reflect in all material respects the assets and liabilities of the Company and its Subsidiaries and all contracts and transactions to which the Company and its Subsidiaries are or were a party or by which the Company and its Subsidiaries or any of their business or assets is or was affected. The corporate minute books of the Company and its Subsidiaries, copies of which have been made available to the Buyer, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consent of the directors (including committees thereof) and the stockholders of the Company and its Subsidiaries. The stock transfer books and stock ledgers of the Company and its Subsidiaries are complete and correctly reflect all issuances and transfers of the capital stock and other securities issued by the Company and its Subsidiaries.

         (f) Absence of Certain Changes. Except as disclosed in Section 3.2(f) of the Company Disclosure Schedule, since December 31, 1995, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and (i) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and (ii) the Company and its Subsidiaries have not taken any action which would have been prohibited under Section 4.3 hereof.

         (g) No Undisclosed Liabilities. Except (i) as disclosed in the Financial Statements, and (ii) for liabilities and obligations (u) relating to Taxes (as to which the representations and warranties set forth in Section 3.2(i) shall apply), (v) incurred in the ordinary course of business and consistent with past practice, (w) pursuant to the terms of this Agreement, (x) any unbilled legal fees and expenses in an amount not to exceed the amount previously disclosed in writing to the Buyer in accordance with Section 4.7, (y) as set forth in Section 3.2(g) of the Company Disclosure Schedule or (z) in relation to future obligations under existing agreements set forth on Section 3.2(l) of the Company Disclosure Schedule or in relation to immaterial future obligations under existing agreements which are not required to be described pursuant to Section 3.2(l), since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or would be required by Israeli GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

         (h) Litigation. Except as set forth in Section 3.2(h) of the Company Disclosure Schedule, as of the date hereof, there are no Claims or investigations pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity. Except as disclosed in Section 3.2(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

         (i) Tax Matters; Government Benefits. (i) The Company and each of its Subsidiaries have filed all Tax Returns that are required to be filed and have paid or caused to be paid all Taxes that are either shown on such Tax Returns as due and payable or otherwise claimed to be due by any taxing authority. All such Tax Returns were correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through December 31, 1995 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of December 31, 1995 included in the Financial Statements (the "BALANCE SHEET"). Since December 31, 1995, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received notice of any claim made by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                  (ii) Neither the Company nor any of its Subsidiaries has violated any applicable law of any jurisdiction relating to the payment and withholding of Taxes, including, without limitation, (x) withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under non-U.S. law and (y) withholding of Taxes in respect of amounts paid or owing to any employee, creditor, independent contractor, or other third party, excluding violations unknown to the Company which are not material. The Company and its Subsidiaries have, in the manner prescribed by law, withheld and paid when due all Taxes required to have been withheld and paid under all applicable laws.

                  (iii) There are no Encumbrances upon the Company Shares or any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) by the Company or any of its Subsidiaries to pay any Tax when due.

                  (iv) The Company and its Subsidiaries have not waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency, other than as set forth in Section 3.2(i)(iv) of the Company Disclosure Schedule.

                  (v) Neither the Company nor any of its Subsidiaries have received any notice that any federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. No notification has been received by the Company or by its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's Knowledge, there is no reasonable basis on which any taxing authority could assess any additional Taxes for any period for which Tax Returns have been filed. To the Company's Knowledge, there is no dispute or Claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any taxing authority.

                  (vi) During their most recent five taxable years, neither the Company nor any of its Subsidiaries has made a change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of Israeli, foreign, state or local law, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

                  (vii) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries is aware of any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement. Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person by contract or otherwise.

                  (viii) No power of attorney with respect to any matter relating to Taxes or Tax Returns has been granted by or with respect to the Company or any of its Subsidiaries.

                  (ix) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (x) During the Company's most recent five taxable years, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision, or any similar provision of any state, local, Israeli or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

                  (xi) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  (xii) The Company's United States Subsidiary has never been a member of an Affiliated Group. The Company is not a controlled foreign corporation within the meaning of Section 957 of the Code, a foreign personal holding company within the meaning of Section 552 of the Code or a passive foreign investment company within the meaning of Section 1296 of the Code.

                  (xiii) Section 3.2(i)(xiii) of the Company Disclosure Schedule lists all Israeli, United States federal, state and local, and other foreign Tax Returns in respect of which an audit is in progress or is pending, filed by, on behalf of or with respect to the Company and its Subsidiaries. The Company has delivered to Buyer complete and accurate copies of each of: (A) all audit, examination and similar reports and all letter rulings and technical advice memoranda relating to Israeli, United States federal, state and local, and any other foreign Taxes due from or with respect to the Company and its Subsidiaries; (B) all Israeli, United States federal, state and local, and any other foreign Tax Returns, Tax examination reports and similar documents filed by the Company and its Subsidiaries; and (C) all closing agreements entered into by the Company and its Subsidiaries with any taxing authority and all statements of Tax deficiencies assessed against or agreed to by the Company and its Subsidiaries. The Company will deliver to the Buyer all materials with respect to the foregoing for all matters arising after the date hereof and prior to the Closing.

                  (xiv) Section 3.2(i)(xiv) of the Company Disclosure Schedule lists each tax incentive, other than incentives generally available by operation of law without application or material governmental action, given to the Company under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company has complied in all material respects with all requirements of Israeli law to be entitled to claim each such tax incentive. Subject to (x) the receipt of the approvals listed in
Section 3.2(d) of the Company Disclosure Schedule, (y) the terms and conditions for all governmental approvals and consents required for the consummation of the Stock Purchase and (z) the manner in which the Company is operated after the Closing, the consummation of the transactions contemplated hereby will not adversely affect the ability of the Company to claim the benefit of any tax incentive for the remaining duration of the incentive or require any recapture of any previously claimed incentive, and, except as set forth in Section 3.2(i)(xiv) of the Company Disclosure Schedule, no consent or approval of any Governmental Entity is required in order to preserve the entitlement of the Company to any such incentive and, to the Company's Knowledge, there is no intention to change the terms of such tax incentives, except as may result from generally applicable changes in the relevant laws or the regulations thereunder.

                  (xv) Section 3.2(i)(xv) of the Company Disclosure Schedule lists with respect to each grant that the Company or any of its Subsidiaries received or is entitled to receive from the Chief Scientist, BIRD or any other Governmental Entity the following information: (A) the total amount of the grant received and the amount available for future use by the Company and its Subsidiaries; (B) the time period in which the Company and its Subsidiaries received, or will be entitled to receive, each grant; (C) a general description of the research and development program or other program for which such grant was approved; (D) the royalty repayment schedule or other repayment mechanism applicable to such grant and the total repayment due; (E) the type of revenues from which royalty payments should be made; and (F) the total amount of royalties paid as of a recent date and the total royalty obligations accrued as of such date.

                  (xvi) The Company and its Subsidiaries have complied in all material respects with all applicable laws and regulations, agreements, letters of commitments and any other requirements with respect to the terms and conditions of each of the grants listed in Section 3.2(i)(xv) of the Company Disclosure Schedule and no claim was made by the Chief Scientist, BIRD or any other Governmental Entity or other Person with respect to the Company's compliance with such terms and conditions or for any repayment in excess of the amounts specified in Section 3.2(i)(xv) of the Company Disclosure Schedule and, to the Company's Knowledge, there is no threatened claim for any breach of such terms and conditions or any intention to change such terms and conditions, except as may result from generally applicable changes in the relevant laws or the regulations thereunder.

         (j) Title and Condition of Properties. Neither the Company nor any of its Subsidiaries own any real property. The Company and its Subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the personal property and assets shown on the balance sheet of the Company as of September 30, 1996 (the "SEPTEMBER 30 BALANCE SHEET") or acquired after September 30, 1996, except for (A) assets which have been disposed of to nonaffiliated third parties since September 30, 1996 in the ordinary course of business, (B) Encumbrances reflected in the September 30 Balance Sheet, (C) Encumbrances under the floating charges specified in Section 3.2(l)(C) of the Company Disclosure Schedule, (D) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (E) Encumbrances for current Taxes not yet due and payable and for Taxes contested in good faith for which adequate reserves have been made on the September 30 Balance Sheet. Substantially all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business as currently conducted or as currently contemplated to be conducted by the Company. The personal property and assets reflected on the September 30 Balance Sheet or acquired after September 30, 1996, the Company Agreements and the Intellectual Property owned or used by the Company under valid Licenses, collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as presently conducted.

         (k) Intellectual Property. (i) Section 3.2(k)(i) of the Company Disclosure Schedule contains an accurate and complete listing setting forth (x) all Trademarks, Patents, registered Copyrights and Mask Works which are owned by the Company or any of its Subsidiaries and (y) all Licenses to which the Company or any of its Subsidiaries is a party (other than software and databases licensed to the Company or to any of its Subsidiaries under non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses), such schedule indicating, as to each such License, whether the Company or any of its Subsidiaries is the licensee or licensor, whether it is royalty bearing, the territory, whether it is exclusive or non-exclusive, and the nature of the licensed property.

                  (ii) Except (x) as set forth in Section 3.2(k)(ii) of the Company Disclosure Schedule, (y) for the cross-licenses included in the Spin-Off and License Agreement, dated August 17, 1992, between Orbot Systems Ltd. (currently known as Orbotech) and the Company (the "SPIN-OFF AGREEMENT"), a true and correct copy of which is included in Section 3.2(k )(ii) of the Company Disclosure Schedule, and (z) for the software and databases licensed to the Company or to any of its Subsidiaries under non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses, neither the Company nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently contemplated to be conducted by the Company, including, without limitation, reticle inspection equipment, wafer inspection equipment and related technologies and components. None of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's Knowledge, licensed to the Company or any of its Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge. Other than the complaint contained in KLA Instruments Corporation, v. Orbot Instruments, Inc., civil action no. 93-CV-20886 (the "KLA ACTION") filed in the District Court in the Northern District of California (the "KLA COMPLAINT"), there is no Claim pending or, to the Company's Knowledge, threatened, which challenges the legality, validity, enforceability, or the Company's and its Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company and its Subsidiaries or, to the Company's Knowledge, licensed to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property, except as may be con-tained within the Licenses or sales agreements set forth in Section 3.2(k)(i) of the Company Disclosure Schedule.

                  (iii) No breach or default (or event which with notice or lapse of time or both would result in an event of default) by the Company or any of its Subsidiaries exists or has occurred under any License or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property, and, subject to the consent of Nikon Corporation required under the Supply Agreement, dated December 1, 1994, between the Company and Nikon Corporation, the consummation of the transactions contemplated by this Agreement will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

                  (iv) The Company and its Subsidiaries own all items of Intellectual Property set forth on Section 3.2(k)(i)(x) of the Company Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted by the Company, including, without limitation, reticle inspection equipment, wafer inspection equipment and related technologies and components free and clear of all Encumbrances.

                  (v) To the Company's Knowledge, except as set forth in Section 3.2(k)(v) of the Company Disclosure Schedule, the conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries, and the products or services produced, sold or licensed by or under development by the Company and its Subsidiaries do not infringe any Intellectual Property rights or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-inventorship, or an express or implied contract for any use or transfer. Other than as alleged in the KLA Complaint, neither the Company nor any of its Subsidiaries has received any notice of any allegations or threats that the Company's or its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any other Person, and to the Company's Knowledge, no reasonable basis exists for any such allegations or threats.

                  (vi) Except as set forth on Section 3.2(k)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent or other-wise communicated to any other Person any Claim of any present, impending or threatened infringement by any other Person of any Intellectual Property of the Company and its Subsidiaries.

                  (vii) None of the Company's products or services incorporate, are based upon or are derived or adapted from, any Intellectual Property of any other Person in violation of any statutory or other legal obligation or any agreement to which the Company or any of its Subsidiaries is a party or by which it is bound.

                  (viii) All of the Company's and its Subsidiaries' Patents, Trademarks and Copyrights issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and the Company and its Subsidiaries, as the case may be, are the record owners thereof. The Company and its Subsidiaries have maintained the confidentiality of their trade secrets and other confidential Intellectual Property, and, to the Company's Knowledge, there have been no acts or omissions by the Company or any of its Subsidiaries, the result of which would be to compromise the rights of the Company or any of its Subsidiaries to apply for, obtain or enforce appropriate legal protection of such Intellectual Property.

                  (ix) Each of the Company's and its Subsidiaries' current and former employees, officers and agents and each independent contractor that has had access or any right to any of the Intellectual Property of the Company and its Subsidiaries retained by the Company or any of its Subsidiaries has entered into a written agreement with the Company or its Subsidiaries (x) providing that all of the Intellectual Property of the Company and its Subsidiaries is confidential and proprietary to the Company and (y) obligating the disclosure and transfer to the Company, in consideration for no more than normal salary and continued employment or consultant fees, as the case may be, of all inventions, developments and work product which during the period of his or her employment or consultancy with the Company or any of its Subsidiaries, as the case may be, such employee, officer, agent or independent contractor made or makes that related or relate to any subject matter with which such employee's, officer's, agent's or independent contractor's work for the Company or any of its Subsidiaries was concerned, and in the case of employees and officers, are made during such person's period of employment (or contractual relationship) and in connection therewith, or in the case of agents, during the course of such agency. No current or former employees, officers or independent contractors of the Company or any of its Subsidiaries have asserted any Claim, or have any valid Claim or valid right, to any of the Intellectual Property used in or necessary for the conduct of business by the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted by the Company, including, without limitation, reticle inspection equipment, wafer inspection equipment and related technologies and components. To the Company's Knowledge, no employee, officer or agent of the Company is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which conflicts with any obligation or commitment of such employee to the Company or any of its Subsidiaries under any agreement to which he or she is a party or otherwise.

                  (x) Section 3.2(k)(x) of the Company Disclosure Schedule identifies each Person to whom the Company or any of its Subsidiaries has sold or otherwise transferred any interest or rights to any Intellectual Property or purchased rights in any Intellectual Property (except for non-exclusive Licenses of Intellectual Property by the Company or any of its Subsidiaries pursuant to agreements with customers in the ordinary course of business) , and the date, if applicable, of each such sale, transfer or purchase.

         (l) Contracts. (i) Section 3.2(l)(i) of the Company Disclosure Schedule lists the ten largest customers of the Company and its Subsidiaries and each of the Company Agreements of the type specified below (collectively, the "MATERIAL AGREEMENTS"):

                  (A) any written arrangement for the lease of (1) personal property from or to third parties with annual payments exceeding $50,000 or with a term exceeding two years, or (2) real property;

                  (B) any written arrangement concerning a partnership or joint venture with the Company or any of its Subsidiaries;

                  (C) any written arrangement under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in excess of $50,000 or imposed (or may impose) an Encumbrance on any of its assets, tangible or intangible;

                  (D) any written arrangement concerning confidentiality or non-competition, other than standard forms of agreements between the Company or any of its Subsidiaries and their employees and consultants, copies of which forms have previously been delivered to the Buyer, or confidentiality or non-disclosure agreements with any prior interested purchaser of Company Shares;

                  (E) any collective bargaining agreement or any contract with any labor union or employment, severance or change of control contract with any officer, individual employee or other Person;

                  (F) any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

                  (G) any contract for or relating to the purchase or sale of products or services, including all distribution and supply agreements, which is not terminable by the Company on less than sixty (60) days notice under which the undelivered balance of such products and services has a selling price in excess of $50,000;

                  (H) any other contract requiring payments after the date hereof to or by the Company or any of its Subsidiaries of more than $50,000 or not terminable by the Company or any of its Subsidiaries on less than sixty (60) days notice;

                  (I) any grant, incentive or subsidy (including applications therefor) from, or other agreement with (including letters of approval from), the Government of Israel or any agency or instrumentality thereof, except as set forth in Sections 3.2(i)(xiv) and 3.2(i)(xv) of the Company Disclosure Schedule; and

                  (J) any written arrangement not otherwise disclosed in Section 3.2(l)(i) of the Company Disclosure Schedule under which the consequences of a default or termination could have a Material Adverse Effect on the Company or which was not entered into in the ordinary course of business.

                  (ii) The Company has delivered or otherwise made available to the Buyer a correct and complete copy of each written Material Agreement (including all amendments thereto) listed in Section 3.2(l)(i) of the Company Disclosure Schedule. With respect to each Material Agreement: (A) such Material Agreement is legal, valid, binding, enforceable and in full force and effect subject to and in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity;
(B) such Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms immediately after the Closing; (C) none of the Company or any of its Subsidiaries is or, to the Company's Knowledge, any other party is in material breach or default (including with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (D) no party has repudiated any provision of any such Material Agreement. Neither the Company nor any of its Subsidiaries is a party to any unwritten agreement which, if reduced to written form, would be required to be listed by
Section 3.2(l)(i) of the Company Disclosure Schedule.

         (m) Powers of Attorney. Except as set forth in Section 3.2(m) of the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

         (n) Employment Matters; Trustee. (i) To the Company's Knowledge, except as described in Section 3.2(n)(i) of the Company Disclosure Schedule in writing to the Buyer, no key employee or group of employees has any plans to terminate their employment with the Company or any of its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Neither the Company nor any of its Subsidiaries has experienced any strikes, grievances, other collective bargaining disputes or Claims of unfair labor practices. None of the employees of the Company or any of its Subsidiaries are represented by or on behalf of any labor union and, to the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

                  (ii) The trustee under the Company Plan that holds Company Shares and Company Options on behalf of employees of the Company and its Subsidiaries and on behalf of other persons not currently employed by the Company (the "TRUSTEE") has been duly authorized and empowered by all such beneficial holders to sign this Agreement and all other documents required hereunder and has the power and authority to transfer title to the Company Shares and Company Options held of record by such Trustee and to effect all the other transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the transactions contemplated in Section 4.1.

         (o) Employee Benefit Plans. (i) Section 3.2(o)(i) of the Company Disclosure Schedule sets forth a true and complete list (or in the case of an unwritten Plan, a description) of all the Plans established or maintained by the Company and its Subsidiaries or covering employees or former employees of the Company and its Subsidiaries, whether or not any of such Plans are covered by ERISA. With respect to each Plan, the Company has previously delivered or made available to the Buyer true and complete copies of (A) all Plan documents, including amendments thereto, (B) the most recent determination letter, if any, received from the IRS relating to the two most recent Plan years, (C) any trust documents or other documents relating to the funding of the Plan, (D) the latest actuarial valuations, if applicable, and (D) all summary Plan descriptions and summaries of material modifications and material communications with employees with respect to any Plan.

                  (ii) Each Plan listed on Section 3.2(o)(i) of the Company Disclosure Schedule is in material compliance with its terms and the requirements provided by any and all applicable U.S. federal, state or local, Israeli and foreign statutes, orders or governmental rules or regulations, including but not limited to ERISA and the Code, and no condition exists that would be expected to affect such material compliance. To the Company's Knowledge, no notice has been issued by any Governmental Entity questioning or challenging such compliance. The Company and its Subsidiaries have no Plans which require a favorable determination letter under Section 401(a) of the Code or such letter has been obtained. No material violation of ERISA has at any time occurred in connection with the administration of any of the Plans which are governed by ERISA. There are no Claims (other than routine, non-contested Claims for benefits) pending or, to the Company's Knowledge, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material liability to the Company and its Subsidiaries, taken as a whole. With respect to all such Plans, all required contributions due for all periods ending before the Closing Date have been made in full or have been accrued on the Company's most recent balance sheet. Neither the Company nor any of its Subsidiaries maintains or contributes to, or has any liability (fixed, contingent or otherwise) for, medical, health or life insurance benefits for terminated or retired employees of the Company or any of its Subsidiaries after termination of their employment, except as required by law.

                  (iii) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate nor any of their employees, stockholders or directors have engaged in any transaction in connection with which any of them will be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code.

                  (iv) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company, any of its Subsidiaries or any ERISA Affiliate.

                  (v) The Company Plan is qualified under Section 102 of the Israeli Income Tax Ordinance and all steps necessary to maintain such qualification have been taken.

         (p) Compliance with Laws. The Company and its Subsidiaries are in substantial compliance with, and have not violated, any applicable law, rule or regulation of any Israeli or United States federal, state, local or foreign government or agency thereof which materially affects the business, properties or assets of the Company and its Subsidiaries, taken as a whole, and no Claim has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect in all material respects.

         (q) Inventory. The inventory of the Company and its Subsidiaries reflected on the Company's balance sheet as of September 30, 1996 included in the Financial Statements (the "INVENTORY") consists of software, supplies, goods in process and finished goods in a quantity and quality useable and saleable or licensable in the ordinary course of business and fit for the purpose for which it was procured, developed or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory write-down reflected on such balance sheet. The current product mix of the Inventory is consistent with the Company's existing customer orders. Since September 30, 1996, there has not been a material change in the level of the Inventory other than in the ordinary course of business.

         (r) Suppliers and Customers. Since December 31, 1995, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has cancelled or otherwise materially adversely modified its relationship with the Company or its Subsidiaries and, to the Company's Knowledge, without having made any inquiries of customers as to these matters,
(i) no such Person has any intention to do so, and (ii) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

         (s) Product Warranty. Each product manufactured, sold, leased or delivered by the Company and its Subsidiaries has been in material conformity with all applicable contractual commitments and all express and implied warran-ties, if any, and neither the Company nor any of its Subsidiaries has any liability (and, to the Company's Knowledge, there is no basis for any present or future Claim giving rise to any liability that could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product installation and warranty claims, if any, reflected on the Balance Sheet as such reserve may have been increased or decreased for the passage of time through the Closing Date in accordance with the past practice of the Company. No product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions, if any, of license and sale and such other indemnities and warranties disclosed on Section 3.2(s) of the Company Disclosure Schedule.

         (t) Broker's Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, trader or agent with respect to the transactions contemplated by this Agreement.

         (u) Potential Conflicts of Interest. Except for passive investments of not more than 5% of the capital stock or other equity interests in any Person other than the Company and as set forth in Section 3.2(u)(i) of the Company Disclosure Schedule, no officer or director of the Company owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; and no officer or director of the Company or any of its Subsidiaries (i) except for any indirect interest of any such officer or director arising under the Spin -Off Agreement, owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any of its Subsidiaries is currently using and except for any indirect interests which arise as a result of an interest that any such officer or director has in Orbotech, owns, directly or indirectly, in whole or in part, any Intellectual Property the use of which is necessary for the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted by the Company; (ii) has any Claim against the Company or any of its Subsidiaries, except for Claims for accrued vacation pay, accrued benefits under Plans and similar matters and agreements existing on the date hereof; (iii) has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any of its Subsidiaries, or, to the Company's Knowledge, a relative of any of the foregoing, is a partner or stockholder (except for passive investments of not more than 5% of the capital stock or other equity interests in any Person other than the Company); (iv) owes any money to the Company or any of its Subsidiaries, or (v) is owed any money by the Company or any of its Subsidiaries. Except as set forth in Section 3.2(u)(ii) of the Company Disclosure Schedule, the Company is not a party to any contract with an "interested party" or any contract in which an "officer" has a "personal interest" (as each of such terms is defined in Chapter 4A of the Companies Ordinance).

         (v) Disclosure. Neither this Agreement nor the Company Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                  III.3 Representations and Warranties of the Buyer. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Company and the Stockholders that the statements contained in this Section 3.3 are true and correct as of the date of this Agreement.

         (a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole. The Buyer and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

         (b) Authorization; Validity of Agreement; Necessary Action. The Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Buyer and no other corporate action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement and the Related Agreements to which it will be a Party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements to which the Buyer will be a party will be, duly executed and delivered by the Buyer and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes or (with respect to the Related Agreements to which the Buyer will be a party) will constitute a valid and binding obligation of the Buyer enforceable against it in accordance with and subject to their respective terms, subject as to enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (c) Consents and Approvals; No Violations. Except as set forth in
Section 3.3(c) of the schedule attached to this Agreement setting forth exceptions to the Buyer's representations and warranties set forth herein (the "BUYER DISCLOSURE SCHEDULE"), none of the execution, delivery or performance of this Agreement or the Related Agreements (to the extent the Buyer will be a party thereto) by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Buyer, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii),(iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

         (d) Buyer Common Stock. The Buyer shall cause all shares of Buyer Common Stock issuable upon exercise of Buyer Options granted under Section 4.1(a) to be registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder, on a Registration Statement on Form S-8 and the Buyer shall use its best efforts to cause such Registration Statement to be declared effective at or prior to the Closing Date and maintain such effectiveness for so long as shares of Buyer Common Stock may be issuable under Buyer Options issued pursuant to Section 4.1. The Buyer shall take all action necessary to reserve a sufficient number of shares of Buyer Common Stock which will be issuable to holders of Buyer Options issued pursuant to Section 4.1(a) and to authorize and approve the issuance of the shares of Buyer Common Stock issuable upon the exercise of the Buyer Options.

         (e) Employee Matters. The Buyer intends to enter into employment agreements with each of Zvi Lapidot and Shimon Ullman as of the date hereof, which employment agreements shall become effective as of the Closing Date. In addition, the Buyer intends to make an incentive bonus program available to members of the Company's senior management and individual key contributors on terms to be agreed between the Buyer and such individuals.

         (f) Continuation of Operations. The Buyer intends to continue the operations of the Company in Israel and to comply with the applicable requirements of the research and development grants provided to the Company by the Chief Scientist and BIRD.

         (g) Limitation of Representations. The Buyer acknowledges that neither the Company nor any of the Stockholders has made any legally binding representation or warranty, express or implied, with respect to the levels of revenues or profitability of the operation of the Company after the Closing.


                             ARTICLE IV - COVENANTS


             IV.1 Company Options. (a) Except as provided in Section 4.1(c), the Buyer shall, at the Closing, cause each Unvested Company Option, except for Unvested Company Options which by their terms are scheduled to vest on January 1, 1997, to be assumed by the Buyer and converted to a Buyer Option (or a new substitute option shall be granted), issued under and pursuant to the terms and conditions of the Buyer Option Plan. The Parties agree that (i) the number of shares of Buyer Common Stock subject to such Buyer Option will be determined by multiplying the number of the Company Shares subject to the Unvested Company

Option to be cancelled by the Option Exchange Ratio, rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Buyer Option will be $0.01 per share. Except as provided above, the converted or substituted Buyer Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Unvested Company Options to be cancelled under this Section 4.1(a) immediately prior to the Closing Date. The issuance of Buyer Options as provided herein shall be subject to, and conditioned upon, obtaining an exemption by the Israeli Securities Authority from the registration and prospectus delivery requirements of the Israeli Securities laws. In the event such exemption is not obtained prior to the Closing, unless the Buyer elects to comply with the requirements of the Israeli Securities laws, all Unvested Company Options to be cancelled under this Section 4.1(a) held by the 30 persons holding the greatest aggregate amount of such Unvested Company Options (other than the persons holding the Unvested Company Options described in Section 4.1(c)) shall be treated as provided in this Section 4.1(a) and exchanged for Buyer Options and the remaining Unvested Company Options shall be treated in the same manner as the Vested Company Options pursuant to Section 4.1(d). The Company, the Trustee, the Stockholders (to the extent they are holders of Company Options) and the Buyer shall take all necessary action to facilitate and effect the substitution described in this Section 4.1(a). Based upon and subject to the accuracy of the Company's representation and warranty set forth in Section 3.2(o)(v), the Buyer will apply to qualify such Buyer Options issued to employees of the Company who are residents of Israel (including Buyer Options issued under Section 4.1(c)) under Section 102 or another similar provision of the Israeli Income Tax Ordinance and to obtain confirmation from the Israeli tax authorities that tacking of the holding period shall be allowed with respect to the two-year holding period required under
Section 102 for such periods in which Unvested Company Options were held before the Closing Date; provided, that the Buyer shall not be required to agree to any change in any of the economic terms of such options as established by this
Section 4.1(a) (including, without limitation, identity of employer, number of shares, exercise price and vesting provisions) in order to obtain such qualification. In the event such qualification is not obtained, the Buyer agrees to loan to each holder of an Unvested Company Option that is converted into a Buyer Option pursuant to paragraphs (a) and (c) of this Section 4.1 an amount of cash equal to the amount of taxes such holder is required to pay directly as a result of such conversion contemplated in Section 4.1(a). Such loans shall (i) be made in NIS, (ii) be linked to the Israeli consumer price index and (iii) be payable upon the earlier of the sale of shares of Buyer Common Stock issued upon exercise of the Buyer Options or the transfer of such shares from the Trustee to the Option Holder, provided that in any event such repayment will be due no later than two years after the date on which the Buyer

Options are scheduled to vest, provided further, that with respect to Buyer Options which are scheduled to vest on January 1, 2000, repayment will be due no later than January 1, 2001. Notwithstanding the foregoing, in the event that such loan is granted and, at any time during the period commencing on the applicable vesting date of the Buyer Option in respect of which the loan was made and ending on the date on which the shares of Buyer Common Stock issued upon exercise of such Buyer Option are sold, the highest closing price of the Buyer Common Stock on the Nasdaq National Market System during such period (the "PERIOD BUYER PRICE") is less than the Average Buyer Price, the amount due to be repaid to the Buyer for such loan shall be reduced by an amount equal to the difference between the amount of tax paid in respect of the shares of Buyer Common Stock so sold as a result of the conversion contemplated in Section 4.1 and the amount of tax that would have been required to be paid as a result of a sale of such shares of Buyer Common Stock at such Period Buyer Price.

         (b) Each Unvested Company Option which has been assumed and converted into a Buyer Option pursuant to Section 4.1(a) and which subsequent to the Closing shall expire without having been exercised by the beneficiary thereof for any reason other than due to (x) the voluntary termination by such beneficiary of his or her employment with the Company or (y) the termination of such beneficiary's employment with the Company for cause, following the Closing shall, in the case of such expiration, be deemed to have been vested in and exercised by the Stockholders immediately prior to the Closing in accordance with their proportionate holdings in the Company as of the Closing.

         (c) Notwithstanding anything to the contrary contained in Section 4.1(a), the Buyer shall, at the Closing, cause each Unvested Company Option described in Section 4.1(c) of the Company Disclosure Schedule to be assumed by the Buyer and converted to a Buyer Option (or a new substitute option shall be granted), issued under and pursuant to the terms and conditions of the Buyer Option Plan. The Parties agree that (i) the number of shares of Buyer Common Stock subject to such Buyer Option will be determined by multiplying the number of the Company Shares subject to the Unvested Company Option to be cancelled by the Option Exchange Ratio, rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Buyer Option will be $0.01 per share. Each of the Unvested Company Options converted into Buyer Options pursuant to this Section 4.1(c) shall become fully vested and exercisable on the earlier of (x) January 1, 1998 or (y) the termination of the Option Holder's employment with the Company other than for cause. Except as provided above, the converted or substituted Buyer Options shall be subject to the same terms and conditions (including, without limitation, expiration date and exercise provisions) as were applicable to the Unvested

Company Options immediately prior to the Closing Date. Notwithstanding the foregoing, the Buyer agrees that, if the average of the closing prices of the Buyer Common Stock on the Nasdaq National Market System on the five trading days preceding January 1, 1998 is less than the Average Buyer Price (subject to adjustment in the case of stock splits, combinations and similar events), the Buyer shall make a cash payment to each of the Option Holders identified in
Section 4.1(c) of the Company Disclosure Schedule equal to such difference multiplied by the aggregate number of Unvested Company Options identified in such Section (as similarly adjusted).

         (d) At the Closing, each Vested Company Option and each Unvested Company Option which by its terms is scheduled to vest on January 1, 1997 shall be surrendered to the Buyer and shall be forthwith cancelled and the Buyer shall pay to the Trustee, on behalf of the holders of the Vested Company Options, by wire transfer, an amount equal to (i) the product of the number of the Company Shares which are issuable upon exercise of all the Vested Company Options and such Unvested Company Options, multiplied by the Purchase Price Per Share, less
(ii) the aggregate exercise price of all such Vested Company Options and such Unvested Company Options. The Company, the Trustee and the Stockholders (to the extent they are holders of Company Options) shall take all necessary action to facilitate the surrender, cancellation and payment in consideration for the Vested Company Options and the Unvested Company Options described in this
Section 4.1(d). The Trustee shall withhold all Israeli income or other taxes as required under applicable Israeli law prior to distribution of the cash amount received under this Section 4.1(d) to the holders of Vested Company Options and such Unvested Company Options.

             IV.2 Business Access. The Company agrees, subject to prior arrangements, to give the Buyer and its counsel, accountants, consultants and representatives reasonable further access during normal business hours to all of the Company's and its Subsidiaries' premises and all of their files, records, contracts and other documents and properties as the Buyer or its counsel, accountants, consultants or representatives may reasonably request. The Buyer shall act in such a manner as to minimize any disruption of the day to day operations of the Company and shall obtain the prior consent of the Company before contacting any Person other than employees of the Company and its Subsidiaries, which consent shall not be unreasonably withheld. The Buyer's further access pursuant to this Section 4.2 shall be governed by the Confidentiality Agreement.

             IV.3 Conduct of Business. From the date hereof until the Closing Date, the Company and its Subsidiaries will carry on their business and operations in the usual, regular and ordinary manner and, absent the prior written consent of the Buyer, which will not be unreasonably withheld, neither the Company nor any of its Subsidiaries will:

         (a) change or alter in any material respect or enter into any employment contracts or arrangements with any of its management personnel or make, adopt, alter, revise or amend any Plan;

         (b) declare or pay any dividend or make any other distribution with respect to its capital stock;

         (c) issue, sell or become contractually committed to issue or sell any Company Shares or other securities of the Company or any of its Subsidiaries (except as a result of the proper exercise by employees of the Company Options outstanding on the date hereof and described in Section 3.2(b)(i) of the Company Disclosure Schedule, according to their respective terms;

         (d) split, combine, reclassify or redeem any of its capital stock;

         (e) sell, create, assume or acquire property subject to any Encumbrance, except in the ordinary course of business;

         (f) make any capital investment in any Person, other than in relation to JMG Instruments as disclosed to the Buyer prior to the date hereof and other than purchases of equipment, supplies and materials in the ordinary course of business consistent with past practice;

         (g) compromise or settle any debt or Claim except for adjustments made with respect to contracts for the purchase of equipment, supplies and materials or for the sale of products or services in the ordinary course of business, which in the aggregate are not material;

         (h) incur any debt or, other than in the ordinary course of business, incur any trade payables or other obligations or enter into any transaction to sell any assets or make any payment in respect of any material liabilities or obligations;

         (i) except for the payment of normal salaries, fees or commissions in the ordinary course of business, enter into or engage in any transaction with any stockholder of the Company, except as contemplated by this Agreement;

         (j) alter or amend in any manner its Memorandum and Articles of Associa-tion or similar organizational documents, except as contemplated by Section 2.3(b)(ii);

         (k) alter, amend or enter into any licensing or contractual arrangements with respect to any Intellectual Property of the Company or its Subsidiaries, other than in the ordinary course of business;

         (l) enter into any agreement with a third-party manufacturer regarding the manufacture or assembly of its products;

         (m) enter into, or modify any existing grant from, or other agreement with, the Chief Scientist, BIRD, the Investments Center or any other Governmental Entity, except as provided by this Agreement; or

         (n) disclose any of its proprietary information to third parties, except pursuant to standard non-disclosure agreements the form of which has been provided to the Buyer or as required under other existing agreements with parties listed in Section 3.2(l)(i) of the Company Disclosure Schedule.

             IV.4 Exclusivity. Recognizing that the Buyer's investigations of the Company and its business, and the negotiation and drafting of this Agreement and the Related Agreements, have to date required and will continue to require the Buyer to expend significant time, effort and money, and to induce the Buyer to execute and deliver this Agreement and proceed with the transactions contemplated hereby, none of the Company, any of its Subsidiaries, any director or officer of the Company or any of its Subsidiaries, the Stockholders or any of their respective representatives or other agents, will encourage any offers from, solicit, encourage, initiate, respond to (other than by a bare statement, without further detail or explanation, that they are not permitted to respond) or continue any discussions with, engage in negotiations with or provide any information to, or enter into any agreements or understandings with, any Person, other than the Buyer and its officers, employees and agents, concerning any merger, consolidation, transfer of substantial assets, issuance, sale or exchange of shares or similar transaction involving or affecting the ownership of the Company or any of its Subsidiaries (all such transactions being referred to herein as "ACQUISITION PROPOSALS"). The Company agrees to advise the Buyer immediately if it receives an Acquisition Proposal from another Person, and to promptly provide to the Buyer a copy of any Acquisition Proposal received in writing or a written summary of any other Acquisition Proposal made orally.

             IV.5 Non-Solicitation. Each of the Buyer and the Company agrees that it will not, without the prior written consent of the other party, for a period of fifteen months following any termination of this Agreement in accordance with its terms, solicit the employment of any key management or other employee of the other party. Each of the Stockholders agrees that it will not, without the prior written consent of the Buyer, for a period of fifteen months following the Closing Date solicit the employment of any key management or other employee of the Company.

             IV.6 Company Board Resolution. Prior to the Closing Date and subject to the provisions of this Agreement, the Board of Directors of the Company will duly adopt a resolution in accordance with the Company's Articles of Association and the Companies Ordinance (i) approving and authorizing the transfer, at the Closing, of all Company Shares held by the Stockholders to or at the direction of the Buyer and authorizing the entry of such transfer in the Company's Register of Members, and (ii) approving and authorizing the exchange and cancellation of all the Company Options as provided in Section 4.1.

             IV.7 Estimated Company Expenses. The Company (i) has previously disclosed in writing to the Buyer the amount of costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants), not previously paid for or provided for, incurred by the Company in connection with its contemplated initial public offering of Company Shares and other matters identified in such writing (the "DISCLOSED PRIOR EXPENSES"), (ii) shall prior to the Closing cause the full amount of Disclosed Prior Expenses to be reflected on the Company's financial statements, (iii) shall prior to the Closing record in its financial statements all charges and expenses which are required to be recorded under Israeli GAAP and United States generally accepted accounting principles as a result of the grant of Company Options and shall within five business days prior to the Closing Date deliver to the Buyer a certificate of the Company's independent accountants as to the compliance of such recordation with Israeli GAAP and United States generally accepted accounting principles and (iv) shall within five business days prior to the Closing Date, deliver to the Buyer a certificate signed by the Chief Financial Officer of the Company with an estimate of the costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred or to be incurred by the Company through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby ("ESTIMATED TRANSACTION EXPENSES").

             IV.8 Taking of Necessary Action. The Buyer on the one hand, and the Company and the Stockholders, on the other hand, shall use all reasonable efforts to take all such actions and provide all reasonable information (including action to cause the satisfaction of the conditions of the other to effect the Stock Purchase) as may be necessary or appropriate in order to effectuate the Stock Purchase, the Section 236 Action and the other transactions contemplated by this Agreement and the Related Agreements as promptly as possible, including obtaining all consents and approvals required for the consummation of the transactions contemplated by this Agreement; provided, that the Buyer shall not be obligated to (and without the prior written consent of the Buyer the Company shall not) agree to any condition, limitation or requirement or take any action that in the good faith judgment of the Buyer is or may be unreasonably burdensome to the business of the Company as currently conducted or as currently contemplated to be conducted by the Company. If, at any time prior to or after the Closing, any further action is necessary or desirable to vest the Buyer with full ownership, benefit and possession of, and control over, all the securities of the Company, or to otherwise carry out the purposes of this Agreement and the Related Agreements, the Stockholders agree to take such actions and to execute and deliver such documents and instruments as the Buyer may reasonably request for such purposes.

             IV.9 Release of Guarantees. Each of the Company and the Buyer shall, prior to the Closing, use its respective reasonable commercial efforts to procure the discharge and release of the guarantees of Orbotech to the Company's bank loans in the aggregate amount of $2.5 million and, if required, the Buyer shall substitute its own guarantee in place of Orbotech.

             IV.10 Post-Closing Covenants. The Parties agree as follows, with respect to the period following the Closing:

         (a) Transition. For a period ending on the third anniversary of the Closing, none of the Stockholders will take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. For a period ending on the third anniversary of the Closing, the Stockholders will refer to the Company all inquiries by current or former customers (as of the Closing) of the Company relating to the Company's wafer and reticle inspection business.

         (b) Confidentiality. Each of the Stockholders will treat and hold as confidential all of the Confidential Information of the Company, refrain from using any of the Confidential Information of the Company except in connection with this

Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information of the Company which are in such Stockholder's possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the Company, such Stockholder will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 4.10(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholders are, on the advice of counsel, compelled to disclose any Confidential Information of the Company to any tribunal or else stand liable for contempt, the Stockholders may disclose the Confidential Information of the Company compelled to be so disclosed to the tribunal; provided, that the disclosing Stockholder shall use its reasonable efforts to obtain, at the reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information of the Company required to be disclosed as the Company shall designate.

         (c) Companies Ordinance. Within five days after the Closing Date, the Company shall, at the direction of the Buyer, give written notice of transfer to the Buyer of the Company Shares to the Israeli Registrar of Companies in accordance with the Companies Ordinance.

         (d) Indemnification of Directors and Officers. (i) The Buyer agrees for a period of seven years after the Closing to preserve the assets of the Company or otherwise to provide sufficient assets to the Company to enable the Company to adequately indemnify its former officers and directors in accordance with the Company's Articles of Association as in effect as of the date hereof and agrees that all rights to indemnification, including, without limitation, provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors and officers of the Company (collectively, the "INDEMNIFIED PERSONS"), as provided in the Company's Articles of Association, or the articles of incorporation or by-laws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to such matters occurring through the Closing Date, shall survive the Closing and this Agreement and shall continue in full force and effect for a period of seven years from the Closing Date; provided however, that all rights to indemnification in respect of any claim (a "D&O CLAIM") asserted or made within such period shall continue until the disposition of such D&O Claim.

         (ii) The Buyer shall maintain in effect for not less than seven years after the Closing Date the policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as of the Closing Date with respect to the matters occurring prior to the Closing Date, provided that the Company shall not purchase such policies without prior consultation with and approval by the Buyer, which shall not be unreasonably withheld; provided further, that (x) Buyer may substitute therefor policies of substantially the same or better coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Persons and (y) Buyer shall not be required to pay an annual premium for such insurance in excess of 150% of the premium in effect immediately prior to the Closing Date, but in such case shall purchase as much coverage as possible for such amount.

         (iii) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Closing, the Parties hereto agree to cooperate and use their respective best efforts to vigorously defend against and respond thereto.

         (iv) This Section 4.10(d) is intended to benefit the Indemnified Persons and shall be binding on all successors and assigns of the Buyer and the Company.

         IV.11 KLA Action. The Company agrees that, prior to the Closing Date, it shall and it shall cause its representatives or agents to, cooperate with the Buyer with respect to all decisions and other matters in respect of the KLA Action and neither the Company nor any of its representatives shall take any action in respect of the KLA Action without prior consultation with the Buyer and after giving due consideration to the Buyer's suggestions in connection therewith subject to compliance with applicable court procedures.

                       ARTICLE V - STOCKHOLDERS COVENANTS

             V.1. Voting Agreement. Each of the Stockholders hereby agrees that, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company or any adjournment thereof, including the meeting contemplated in Section 2.3, however called, or in any other circumstances upon which its vote, consent or other approval is sought, it shall vote or cause to be voted such Stockholder's Company Shares in favor of this Agreement and the various transactions contemplated by this Agreement, including the matters contemplated in Section 2.3, and against any Acquisition Proposal or any other action or agreement that would in any manner impede, frustrate, prevent or nullify this Agreement, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Stockholders under this Agreement or which would result in any of the closing conditions set forth in Article VI or the Company's obligations under this Agreement not being fulfilled.

             V.2. No Inconsistent Arrangements. Each of the Stockholders hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, it shall not (a) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Company Shares, Company Options or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Company Shares, Company Options or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to such Company Shares or Company Options, (d) deposit such Company Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Company Shares or Company Options, or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

             V.3. Grant of Proxy; Appointment of Proxy. (a) Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Stockholder hereby irrevocably grants to, and appoints, Ephraim Abramson, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Company Shares, or grant a consent or approval in respect of such Company Shares in favor of this Agreement and the various transactions contemplated hereby, including the matters set forth in Section 2.3(b), and against any Acquisition Proposal. The Stockholders shall have no Claim against Ephraim Abramson, as proxy and attorney-in-fact, for any action taken, decision made or instruction given by him in accordance with this Agreement.

         (b) Such Stockholder understands and acknowledges that the Buyer is entering into this Agreement in reliance upon such irrevocable proxy. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section
5.3 is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

             .1. Notification of Certain Matters. The Company or the relevant Stockholders, as the case may be, shall give prompt notice to the Buyer and the Buyer shall give prompt notice to the Company and the Stockholders, in each case after discovery thereof, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any material failure of the Company, such Stockholders or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

             .2. Supplements to Disclosure Schedule. From time to time prior to the Closing, the Stockholders and the Company shall promptly supplement or amend the Stockholders' Disclosure Schedule and the Company Disclosure Schedule, respectively, with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the respective disclosure schedule. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2(b) hereof or the compliance by the Stockholders and the Company with the covenant set forth in Section 4.8 hereof.

             .3. Waiver of Claims. Without waiving any right to indemnification referred to in Section 4.10(d) that may be available to any Stockholder in his capacity as an officer or director of the Company, each Stockholder hereby waives any and all Claims and Damages against the Company, its Subsidiaries and their respective stockholders, officers, directors, employees, legal advisors or agents connected with or arising out of any act or omission of the Company, any of its Subsidiaries or their respective officers, directors, employees, legal advisors or agents, in such capacity, at or prior to the Closing Date, including, without limitation, with respect to the negotiation of the terms of this Agreement and the Related Agreements. In the event that any Claim waived hereby is pursued by any Stockholder, such Stockholder shall indemnify and hold harmless the Company and its Subsidiaries and their respective stockholders, officers, directors, employees, legal advisors and agents for any Damages resulting therefrom.

             .4. Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Stockholders and the Buyer shall each pay 50% of all applicable stamp, duties, recording and similar Taxes and fees (including any penalties, interest and additions to such fees) imposed upon any party and incurred in connection with any of the transactions contemplated by this Agreement .

             .5. Stockholders' Agent. (a) The Stockholders hereby designate Harry Grynberg of Ephraim Abramson & Co. as their agent and representative (the "STOCKHOLDERS' AGENT"). Upon the execution hereof, each of the Stockholders has delivered to the Stockholders' Agent all Company Shares in which such Stockholder owns any record or beneficial interest and will promptly deliver to the Stockholders' Agent all Company Shares which are issued to such Stockholder upon exercise of Company Options between the date of this Agreement and the Closing Date for delivery to the Buyer at the Closing.

         (b) The Stockholders hereby authorize the Stockholders' Agent (i) to take all action necessary in the Stockholders' Agent's discretion in connection with the defense and/or settlement of any Claims for which the Stockholders may be required to indemnify the Buyer pursuant to Article VIII hereof, (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the Related Agreements, including, without limitation, under the Escrow Agreement, (iii) to enter into amendments to this Agreement and the Escrow Agreement which do not adversely affect the rights or increase the obligations of the Stockholders and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement and the Related Agreements (including, without limitation, the execution of the Escrow Agreement and all investment directions under the Escrow Agreement with respect to the Escrow Amount).

         (c) Upon receiving notice of the death or incapacity or resignation of the Stockholders' Agent, the Stockholders agree to appoint such person that the majority of Stockholders approve (based on their pro rata interests in the Escrow Amount) to fill the vacancy. In addition, at the Closing, the Stockholders agree that a successor Stockholders' Agent reasonably acceptable to the Buyer shall be appointed by the Company, to act on behalf of the Stockholders as provided in this Section 5.8 following the Closing.

         (d) By their execution and delivery of this Agreement, the Stockholders agree that: (i) notwithstanding any other provision herein to the contrary, the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders' Agent as to the settlement of any Claims for indemnification by the Buyer, the Company or the Stockholders pursuant to Article VIII hereof or any other actions required to be taken by the Stockholders' Agent hereunder, and no Party hereunder shall have any Claim against the Buyer or the Company for any action taken by the Buyer or the Company in good faith reliance upon the instructions or decisions of the Stockholders' Agent; and (ii) all actions, decisions and instructions of the Stockholders' Agent, including, without limitation, any action taken in relation to the Closing or the defense or settlement of any Claims for which the Stockholders may be required to indemnify the Buyer or the Company pursuant to Article VIII hereof, shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any right to object, dissent, protest or otherwise contest the same or have any Claim against the Stockholders' Agent for any action taken, decision made or instruction given by the Stockholders' Agent under this Agreement, acting in good faith in what he or she reasonably believes to be necessary or beneficial for the carrying out of the Stockholders' Agent's obligations. The Stockholders' Agent shall be indemnified and held harmless jointly and severally by the Stockholders against any claim made against the Stockholders' Agent by reason of an act or omission in connection with any of the transactions contemplated hereby and against any loss, liability or expense he or she may sustain in carrying out its functions hereunder, except for acts in bad faith. The Stockholders shall pay the Stockholders' Agent's fees as agreed upon between the Company and the Stockholders' Agent prior to the Closing. The Stockholders shall reimburse the Stockholders' Agent for any expenses and costs incurred by the Stockholders' Agent in connection with the carrying out of his or her functions hereunder.

                             ARTICLE VI - CONDITIONS

             VI.1 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Stock Purchase shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by any Party to the extent permitted by applicable law:

         (a) No law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any Government Entity of competent jurisdiction which declares this Agreement invalid or unenforceable in any material respect or which permanently restrains, enjoins or otherwise prohibits consummation of the Stock Purchase and all other material transactions contemplated by this Agreement and the Related Agreements;

         (b) All government consents, orders and approvals required for the consummation of the Stock Purchase and the other transactions contemplated by this Agreement and the Related Agreements as specified in Section 3.2(d) of the Company Disclosure Schedule, Section 3.1(c) of the Stockholders' Disclosure Schedule or Section 3.3(c) of the Buyer Disclosure Schedule, shall have been obtained, shall not impose upon the Company or the Buyer any terms or conditions which are unreasonably burdensome to the Buyer or to the business of the Company as currently conducted or as currently contemplated to be conducted by the Company and shall be in effect on the Closing Date;

         (c) No action, suit or proceeding before any Governmental Entity shall have been instituted or threatened which seeks to prevent or delay the consummation of the Stock Purchase and the other material transactions contemplated by this Agreement and the Related Agreements or which challenges the validity or enforceability of this Agreement, which actions or proceedings are reasonably likely to result in an adverse judgment in the reasonable opinion of counsel to the Buyer; and

         (d) the amendment to the Company's Articles of Association as provided in Section 2.3(b)(ii) shall have been duly effected.

             VI.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Stock Purchase are further subject to satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Buyer:

         (a) Either (i) all of the Company stockholders shall have duly executed and delivered this Agreement and the Related Agreements and become parties thereto or (ii) the Buyer shall have completed the Section 236 Action to its satisfaction;

         (b) All of the Company Representations and the Stockholders Representations shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties that relate to a specific date) as though made on the Closing Date, except that if the failure of a representation or warranty to be true and correct in all material respects is due to an event which occurs after the date of this Agreement, this condition will be deemed satisfied notwithstanding such failure unless it has resulted in or may reasonably be expected to result in a fundamental impairment of the business or prospects of the Company, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board of Directors, President and the Chief Financial Officer of the Company to such effect with respect to the Company Representations;

         (c) The Company and the Stockholders shall have performed in all material respects all obligations required under this Agreement to be performed by them, respectively, on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board of Directors, the President and the Chief Financial Officer of the Company to such effect with respect to the obligations of the Company;

         (d) All of the third party consents and approvals required to be procured in order to effect the Stock Purchase and the other transactions contemplated by this Agreement and the Related Agreements as set forth in
Section 3.2(d) of the Company Disclosure Schedule, shall have been procured, in substance and form that are not unreasonably burdensome to the Buyer or to the business of the Company as currently conducted or as currently contemplated to be conducted by the Company;

         (e) There shall not be any change in, or effect on, the Company's assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements theretofore supplied by the Company to the Buyer which has, or may reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, which has resulted in, or may reasonably be expected to result in, a fundamental impairment of the business or prospects of the Company;

         (f) The Buyer shall have received from Ephraim Abramson & Co., Israeli counsel to the Company, an opinion substantially in the form set forth in Exhibit B attached hereto and otherwise reasonably satisfactory in form and substance to the Buyer, addressed to the Buyer and dated as of the Closing Date;

         (g) All directors and officers of the Company and its Subsidiaries shall have executed and delivered to the Buyer the Waiver in the form attached hereto as Exhibit C and all directors of the Company and its Subsidiaries shall have executed and delivered to the Buyer resignations as directors, provided that such waiver shall not affect or derogate from any rights to indemnification pursuant to the provisions of Section 4.10(d);

         (h) The Buyer shall have received from the Trustee his written consent, on behalf of all of the Option Holders, to the treatment of the Company Options in accordance with the provisions of Section 4.1;

         (i) The Buyer shall have entered into employment agreements with each of Zvi Lapidot and Shimon Ullman on terms reasonably satisfactory to the parties thereto; and

         (j) The Buyer shall either have received a legal opinion reasonably satisfactory to the Buyer or have become reasonably satisfied with respect to certain intellectual property matters relating to the Company and its Subsidiaries.

             VI.3 Conditions to Obligations of the Stockholders. The obligations of the Stockholders to effect the Stock Purchase are further subject to satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Stockholders' Agent (on behalf of the Stockholders):

         (a) All of the Buyer Representations shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, and the Stockholders shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the Chief Financial Officer of the Buyer to such effect;

         (b) The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Stockholders shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the Chief Financial Officer of the Buyer to that effect;

         (c) The release of all of the guarantor's obligations under the guarantees listed on Section 6.3(c) of the Company Disclosure Schedule shall have been obtained, including without limitation the guarantee of Orbotech for the Company's bank loans previously disclosed to the Buyer in the aggregate amount of $2.5 million; and

         (d) The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to the Buyer, an opinion substantially in the form set forth in Exhibit D attached hereto and otherwise satisfactory in form and substance to the Company, addressed to the Company and dated as of the Closing Date.


                   ARTICLE VII - TERMINATION AND ABANDONMENT

                  VII.1 Methods of Termination; Termination Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

         (a) By the mutual written consent of the Stockholders' Agent (on behalf of the Stockholders) and the Buyer;

         (b) By the Buyer, if all the conditions set forth in Section 6.1 or
Section 6.2 of this Agreement shall not have been satisfied or waived on or before March 31, 1997, except that if on such date the only condition which shall not have been satisfied or waived by the Buyer is the condition set forth in Section 6.2(a), such date shall be June 30, 1997 (the applicable date being referred to as the "TERMINATION DATE"), unless, in each case, such failure shall be due to the action or failure to act of the Buyer, which action or failure to act constitutes a breach of this Agreement;

         (c) By the Stockholders' Agent (on behalf of the Stockholders), if all the conditions set forth in Section 6.1 or Section 6.3 of this Agreement shall not have been satisfied or waived on or before the Termination Date, unless such failure shall be due to the action or failure to act of the Stockholders or the Company, which action or failure to act constitutes a breach of this Agreement;

         (d) By the Stockholders' Agent (on behalf of the Stockholders) or the Buyer if the other fails to comply in all material respects with any of its covenants or agreements contained herein, or breaches its representations and warranties in any material way, such that, in any such case, any of the conditions to the Closing set forth in Article VI could not be satisfied on or prior to the Termination Date;

         (e) By the Stockholders' Agent (on behalf of the Stockholders) or the Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which declares this Agreement invalid or unenforceable in any material respect or which permanently restrains, enjoins or otherwise prohibits the consummation of the Stock Purchase and all other material transactions contemplated by this Agreement and the Related Agreements and such order, decree, ruling or other action shall have become final and non-appealable; or

         (f) By the Buyer if the Company Action has not been completed to the satisfaction of the Buyer on or prior to December 23, 1996.

             VII.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Stockholders, the Company or the Buyer. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Section 9.10; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

                    ARTICLE VIII - INDEMNIFICATION AND ESCROW

             VIII.1 Indemnification. (a) Survival. All of the Stockholders Representations, the Company Representations and the Buyer Representations shall survive the Closing and shall continue in full force and effect for a period of fifteen months thereafter, after which such representations and warranties shall terminate and have no further force or effect; provided that (i) the Stockholders Limited Representations and (ii) the Company Representations contained in Section 3.2(b) hereof shall survive indefinitely; provided further, that the Buyer Representations set forth in Sections 3.3(e) and 3.3(f) shall not survive the Closing. The period during which any such representation or warranty survives is the "SURVIVAL PERIOD" for such representation or warranty. Notwithstanding the foregoing, any representation that would otherwise terminate shall survive with respect to Damages asserted in any Claim of which notice is given pursuant to this Agreement prior to the end of the applicable Survival Period, until such Claim is finally resolved and any related Damages are paid. All covenants of the Parties in this Agreement shall survive the Closing and shall continue in full force thereafter in accordance with their terms.

         (b) Indemnification by the Stockholders. (i) Subject to Section 8.1(c) and Section 8.1(e), and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, each of the Stockholders shall, on a pro rata basis, in accordance with its proportionate shareholding in the Company, indemnify, defend and hold the Buyer, and, following the Closing, the Company (collectively, the "ACQUIRING PARTIES") harmless, from and against any Damages any of the Acquiring Parties may suffer, sustain or become subject to, resulting from or relating to: (A) any breach as of the date hereof discovered prior to or during the applicable Survival Period of any of the Company Representations, (B) any breach on or prior to the Closing Date of any covenant or agreement on the part of the Company set forth in this Agreement, (C) any Excess Transaction Expenses not otherwise deducted at the Closing from the Escrow Amount pursuant to Section 2.7, or (D) (x) any Disclosed Prior Expenses not otherwise deducted at the Closing from the Escrow Amount pursuant to Section 2.7 in excess of an aggregate amount of $400,000 which are not expensed in the Company's statements of income for the periods ended September 30, 1996 (y) any additional costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred by the Company in connection with its contemplated initial public offering of Company Shares and other matters identified in the calculation of the Disclosed Prior Expenses, in excess of the Disclosed Prior Expenses (paragraphs (x) and (y) collectively, the "EXCESS PRIOR EXPENSES").

             (ii) In addition, subject to Section 8.1(c) and Section 8.1(e), and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, each Stockholder shall, severally and not jointly, indemnify, defend and hold the Acquiring Parties harmless, from and against any Damages any of the Acquiring Parties may suffer, sustain or become subject to, resulting from or relating to: (A) any breach as of the date hereof discovered prior to or during the applicable Survival Period of any of the Stockholders Limited Representations, or (B) any breach of any covenant or agreement on the part of such Stockholder in this Agreement (together with Section 8.1(b)(i), the "BUYER INDEMNIFIABLE LOSSES").

         (c) Limits on Indemnification. (i) The Escrow Amount held under the Escrow Agreement will be applied against and shall be the sole source for indemnification for any Buyer Indemnifiable Losses and no Stockholder shall otherwise be liable to the Buyer or the Company for the breach of any representation or warranty of any Stockholder or the Company hereunder or in connection with the transactions contemplated hereby; provided that notwithstanding anything to the contrary in this Agreement, the Escrow Amount shall not be the sole source for indemnification for (A) any Buyer Indemnifiable Losses arising out of breaches by a Stockholder of the Stockholders' Limited Representations, (B) breaches of the covenants or agreements on the part of any Stockholder in this Agreement or (C) any Buyer Indemnifiable Losses arising out of any breach of the Company Representations contained in section 3.2(b) hereof; provided, further, that no Escrow Amount deposited into escrow by or on behalf of any Stockholder may be applied against Buyer Indemnifiable Losses arising out of any breach of the Stockholder Representations or breaches of the covenants or agreements on the part of any Stockholder in this Agreement by any Stockholder other than the Stockholder who made such deposit or on whose behalf such deposit was made.

             (ii) Notwithstanding anything to the contrary contained in Section 8.1(b)(i)(A), the Stockholders shall have no liability for Damages in respect of Buyer Indemnifiable Losses pursuant to such Section until the aggregate amount of such Damages exceeds $750,000, and then only for such Damages in excess of $250,000. The foregoing limitation shall not apply to the Stockholders' liability for Damages in respect of Buyer Indemnifiable Losses relating to (w) breaches as provided in Section 8.1(b)(ii)(A), (x) breaches of the covenants or agreements on the part of the Company and any Stockholder in this Agreement, (y) any Excess Transaction Expenses and Excess Prior Expenses, or (z) breaches of the Company Representations contained in Section 3.2(b).

         (d) Indemnification by the Buyer. Subject to Section 8.1(e), and regardless of any investigation at any time made by or on behalf of the Stockholders or of any knowledge or information that the Stockholders may have, the Buyer shall indemnify, defend and hold the Stockholders harmless from and against any Damages the Stockholders may suffer, sustain or become subject to, resulting from or relating to: (i) any breach as of the date hereof discovered prior to or during the applicable Survival Period of any of the Buyer Representations, or (ii) any breach of any covenant or agreement on the part of the Buyer set forth in this Agreement.

         (e) Written Claim Requirement. Each Indemnifying Party (as defined below) shall have no obligation to indemnify the Indemnified Party (as defined below) from and against any indemnifiable losses unless the Indemnified Party makes a written claim, which shall contain reasonable detail, to the extent available to the Indemnified Party, with regard to the basis of the claim and the amount thereof, within the Survival Period with respect to the breach which gives rise to such Indemnifiable Losses.

         (f) Matters Involving Third Parties. (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is disadvantaged or damaged thereby.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within thirty (30) business days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Section 8.1, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the conditions set forth in Section 8.1(f)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the

Third-Party Claim, (B) the Indemnified Party may retain one separate local co-counsel in each relevant jurisdiction at its sole cost and expense, (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which (x) requires a payment by the Indemnified Party other than from the Escrow Amount, (y) imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, or (z) in the case of a Third Party Claim initiated by any taxing authority with respect to Taxes, which would increase the liability for Taxes of the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (E) the Indemnified Party shall, at the Indemnifying Party's reasonable request and at the Indemnifying Party's expense, cooperate in the defense of the matter. In the event that the conditions in Section 8.1(f)(ii) are or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim, subject to the requirement that it not enter into any settlement or consent to the entry of any judgment with respect to the matter without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         (g) The amount of any Damages for which indemnification is provided under this Section 8.1 shall be net of any amounts that the Indemnified Party recovers under insurance or indemnification policies or agreements with respect to such Damages, after deducting the Indemnified Party's costs and expenses of procuring such recovery; provided that such Indemnified Party shall be required to pursue, in accordance with its customary business practice, all applicable good faith claims.

                  VIII.2 Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that the indemnities provided for in this Article VIII shall be exclusive other than in the case of actual fraud and no party shall be entitled to any duplicative recovery or remedy against the other party. None of the Stockholders shall have any right of contribution against the Company with respect to any Buyer Indemnifiable Losses.


                           ARTICLE IX - MISCELLANEOUS

                  IX.1 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including any and all schedules and exhibits hereto (a "DISPUTE"), the Parties to such Dispute (which in the case of the Stockholders shall be represented by the Stockholders' Agent unless the Dispute relates to a matter in which not all of the Stockholders have a common interest) shall first use their best efforts to resolve such Dispute among themselves. If the Parties to such Dispute are unable to resolve the Dispute within 30 calendar days after the notification by one Party to another of the existence of a Dispute, at the request of any Party, the Dispute will be submitted to arbitration in accordance with Section 9.2 hereof.

                  IX.2 Arbitration. (a) Any Dispute not resolved as described in
Section 9.1 shall, at the written request of any Party to the Dispute, be submitted to final and binding arbitration in New York, New York in accordance with the International Arbitration Rules of the American Arbitration Association, except as otherwise provided in this Section 9.2. The arbitration proceedings shall be conducted, and the award rendered, in the English language.

         (b) In any arbitration pursuant to this Article IX, the Stockholders shall be treated as one Party for all purposes, including the selection of the sole arbitrator by the Stockholders' Agent on behalf of the Stockholders (unless the Dispute relates to a matter in which not all of the Stockholders have a common interest). There shall be one arbitrator who shall be selected by mutual agreement of the Parties prior to the Closing. If such arbitrator is unable or unwilling to serve, a mutually agreed replacement arbitrator shall be selected by the parties within 15 days following commencement of an arbitration proceeding pursuant to this Article IX; provided that, in the event that the Parties are unable to so agree, such arbitrator shall be appointed by the administrator of the American Arbitration Association within 10 days following the request of any of the Parties that such administrator do so.

         (c) The arbitrator shall not be an employee, consultant, officer, director or stockholder of any Party hereto or any Affiliate of any Party to this Agreement.

         (d) The arbitrator shall decide the matters in dispute in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, 201-08. The arbitrator shall have the power to rule on his own jurisdiction.

         (e) The hearing shall be commenced no later than sixty (60) days and the award shall be rendered no later than ninety five (95) days following the appointment of the Dispute to the arbitrator. All discovery shall be allowed, only with the approval of the arbitrator, and shall be completed no later than twenty (20) days prior to the commencement of the hearing. The Parties and the arbitrator shall treat the proceedings, any related discovery, and the decisions of the arbitral tribunal as confidential, except in connection with a judicial challenge to, or enforcement of, an award, and unless otherwise required by law.

         (f) The award of the arbitrator shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any Claims, counterclaims, issues or accountings presented to the tribunal. The arbitrator shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitrator's orders to that effect. The arbitrator's award shall state the reasons on which the award is based, and may not include punitive damages. Any monetary award shall be made and payable in Dollars, free of any tax or other deduction, and shall include interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate to be determined by the arbitrator.

         (g) Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof, including the courts of the United States and Israel. Each of the Parties hereby consents to service of process by registered mail, by receipted Federal Express or other courier delivery, or by personal delivery at its address set forth below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

         (h) The prevailing Party shall be awarded reasonable costs and expenses incurred in connection with the arbitration, including attorneys' fees and the costs and fees of the arbitrator and the arbitration, unless the arbitrator for good cause determines otherwise.

         (i) This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each Party.

                  IX.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Escrow Agreement and the Related Agreements (including the documents and other agreements referred to herein or therein) (a) constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof, and (b) is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that (i) Option Holders shall be deemed to be beneficiaries of the provisions of Section
4.1 hereof (ii) the appointed proxy pursuant to Section 5.3 shall be deemed to be a beneficiary of the provisions of Section 5.3, (iii) the Stockholders' Agent shall be deemed to be a beneficiary of the provisions of Section 5.8 and (iv) the Persons for whom a waiver is given under Section 5.6 shall be deemed to be beneficiaries of Section 5.6.

                  IX.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and the Buyer and their respective successors and permitted assigns. None of the Parties may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that the Buyer may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder to any direct or indirect wholly owned Subsidiary of the Buyer, but in such event the Buyer shall remain liable for the performance of all of such obligations. Any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders' rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent and distribution or otherwise.

                  IX.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  IX.6 Notices. All notices, requests, demands, Claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) on the next business day following the date on which it is sent by facsimile, (ii) on the second business day following the date on which it is sent by a recognized international courier service, and (iii) on the seventh business day following the date on which it is sent by registered or certified mail in the country of receipt, return receipt requested, postage prepaid, and in each case addressed to the intended recipient as set forth below:

                           If to the Company:
                           Orbot Instruments Ltd
                           Yavne Industrial Zone
                           P.O. BOX 601, Yavne 81106, Israel
                           Fax: (972) 8-942-1644
                           Attn:  Zvi Lapidot
                                    Chairman of the Board of Directors

                           With a Copy To:
                           Ephraim Abramson & Co.
                           16 King George Street
                           Jerusalem 94229, Israel
                           Fax:(972) 2-625-9264
                           Attn:  Ephraim Abramson

                            If to the Stockholders:
                           To the Stockholders' Agent, at:
                           Ephraim Abramson & Co.
                           16 King George Street
                           Jerusalem 94229, Israel
                           Phone: (972) 2-624-5881
                           Fax:  (972) 2-625-9264
                           Attn:  Harry Grynberg

                            If to the Buyer:
                           Applied Materials, Inc.
                           2881 Scott Blvd.
                           Santa Clara, California 95050

                           Fax: (408) 563-4635
                           Attn:  Joseph J. Sweeney
                                    Vice President-Legal Affairs

                           With a Copy to:
                           Skadden, Arps, Slate, Meagher &
                            Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Fax: (212) 735-2000
                           Attn:  David Fox

                Any Party may give any notice, request, demand, Claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, Claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Person for whom it is intended; provided that if the Person is a corporation such receipt shall be by an officer or authorized agent of such Person.

                  IX.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the United States of America and the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except with respect to the mechanics and procedures of the Company Action, which shall be governed and construed in accordance with the domestic laws of the State of Israel.

                  IX.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Stockholders' Agent on behalf of the Stockholders who by signing this Agreement have duly appointed such Stockholders' Agent. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  IX.9 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforce-ability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  IX.10 Expenses. Each of the Buyer, on the one hand, and the Company and the Stockholders on the other hand will bear his, her or its own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated; provided, that the Company will bear and pay (i) up to an aggregate of $200,000 of any costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred by the Company in connection with the negotiation, preparation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (the "AGREED TRANSACTION EXPENSES"), (ii) any Disclosed Prior Expenses up to an aggregate amount of $400,000 and (iii) any additional Disclosed Prior Expenses expensed in the Company's statements of income for the periods ended September 30, 1996, and the Stockholders will bear (i) any amount of such transaction expenses in excess of the Agreed Transaction Expenses (the "EXCESS TRANSACTION EXPENSES") and (ii) any Excess Prior Expenses. Notwithstanding the foregoing, the 1% fee payable to Ephraim Abramson & Co. with respect to employee options of the Company shall not be considered Excess Transaction Expenses for purposes of this Section 9.10 and Sections 2.7 and 8.1. Any Estimated Transaction Expenses which are disclosed to the Buyer in writing pursuant to Section 4.7(iv) in excess of the Agreed Transaction Expenses and any Excess Prior Expenses disclosed to the Buyer in writing pursuant to Section 4.7(i) shall be deducted at the Closing from the Escrow Amount and the Company shall be obligated to pay such expenses. Any other Excess Transaction Expenses and Excess Prior Expenses shall be subject to indemnification under Section 8.1.

                  IX.11 Interpretation. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. The term "include" and its derivatives shall have the same construction as the phrase "include, without limitation," and its derivatives. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to "applicable laws", and other references of similar import, include the laws of the United States, the State of Israel or other states and their respective political subdivisions.

         IN WITNESS WHEREOF, each of the Buyer, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.


                                             APPLIED MATERIALS, INC.



                                  By: /s/ James C. Morgan
                                      -------------------------------------
                                      Name:  James C. Morgan
                                      Title: Chairman and Chief
                                             Executive Officer



                                  ORBOT INSTRUMENTS LTD.
                                  By: /s/ Zvi Lapidat     /s/ Avner Hermoni
                                      -------------------------------------
                                      Name:  Zvi Lapidat  Avner Hermoni
                                      Title: Chairman     President



                                  ADNIR HOLDINGS LTD.



Exhibit                           By: /s/ Alex Goldenberg
                                      -------------------------------------
 2.2                                  Name:  Alex Goldenberg
                                      Title:



                                  CARROLL ACQUISITION CORP.



                                  By: /s/ Alan L. Schlang
                                      -------------------------------------
                                      Name:  Alan L. Schlang
                                      Title: Secretary



                                  CHARANA HOLDING



                                  By: /s/ G. Shulev
                                      -------------------------------------
                                      Name:  G. Shulev, by its attorney,
                                             pursuant to power of attorney
                                             dated November 22, 1996
                                      Title:


                                  DAFNA PROVIDENT FUND FOR TEACHERS'

                                  COMPENSATION AND PROVIDENT LTD.



                                  By: /s/ Avivit Shahar   /s/ Ron Cohen
                                      -----------------------------------
                                      Name:  Avivit Shahar and Ron Cohen
                                      Title:



                                  DANAN INVESTMENTS



                                  By: /s/ Kuti Gavish
                                      -----------------------------------
                                      Name:  Kuti Gavish
                                      Title:


                                  ELDAR PROVIDENT FUND FOR INDEPENDENT LTD.


                                  By: /s/ Avivit Shahar   /s/ Ron Cohen
                                      -----------------------------------
                                      Name:  Avivit Shahar and Ron Cohen
                                      Title:



                                  FELINE INVESTMENTS INC.



                                  By: /s/ G. Shalev
                                      -----------------------------------
                                      Name:  G. Shalev, by its attorney,
                                             pursuant to power of attorney
                                             dated November 20, 1996
                                      Title:


                                  FURTHER EDUCATION FUND FOR ACADEMICS
                                  IN LIBERAL ARTS AND SOCIAL SCIENCES



                                  By: /s/ Gadiel Blustein
                                      -----------------------------------
                                      Name:  Gadiel Blustein
                                      Title:

                                  GADISH PROVIDENT FUNDS LTD.



                                  By: /s/ Menachem Zuta   /s/ Yosi Oana
                                      -----------------------------------
                                      Name:  Menachem Zuta and Yosi Oana
                                      Title:



                                  GALRAN ASSETS LTD.


                                  By: /s/ Kuti Gavish
                                      -----------------------------------
                                      Name:  Kuti Gavish
                                      Title:



                                  GMOOL INVESTMENTS COMPANY LTD.



                                  By: /s/ Avivit Shahar and Ron Cohen
                                      -----------------------------------
                                      Name:  Avivit Shahar and Ron Cohen
                                      Title:


                                  HAGMUL PROVIDENT FUND FOR SCHOOL AND
                                  NURSERY TEACHERS LTD.


                                  By: /s/ Avivit Shahar and Ron Cohen
                                      -----------------------------------
                                      Name:  Avivit Shahar and Ron Cohen
                                      Title:


                                  KATZIR PROVIDENT AND COMPENSATION
                                  FUND LTD.



                                  By: /s/ Menachem Zutu   /s/ Yosi Oana
                                      -----------------------------------
                                      Name: Menachem Zutu and Yosi Oana
                                      Title:

                                  KEREN OR PROVIDENT FUND


                                  By: /s/ Yosi Dana   /s/ Menachem Zuta
                                      -----------------------------------
                                      Name:  Yosi Dana   Menachem Zuta
                                      Title: CPA         Managing Director


                                  OSCAR GRUSS & SON, INC.


                                  By: /s/ G. shalev
                                      -----------------------------------
                                      Name:  G. Shalev, by its attorney,
                                             pursuant to power of attorney
                                             dated November, 20 1996
                                      Title:


                                  OR-TASS LTD.


                                  By: /s/ Yehuda Burnicki
                                      -----------------------------------
                                      Name: Yehuda Burnicki
                                      Title:


                                  TAGMULIM CENTRAL PROVIDENT FUND


                                  By: /s/ Menachem Zuta   /s/ Yosi Oana
                                      -----------------------------------
                                      Name:  Menachem Zuta and Yosi Oana
                                      Title:


                                  THE AIRCRAFT INDUSTRIES WORKERS'
                                  PROVIDENT FUND


                                  By: /s/ Ackerman Zvi   /s/ Eligahu Ashery
                                      -----------------------------------
                                      Name:  Ackerman Zvi   Eligahu Ashery
                                      Title: Chairman of    General Manager
                                             the Board

                                  THE HEBREW UNIVERSITY EMPLOYEES'
                                  PROVIDENT FUND LTD.


                                  By: /s/ G. Shalev
                                      -----------------------------------
                                      Name:  G. Shalev   by its attorney,
                                                         under power of
                                                         attorney dated
                                                         November 21, 1996
                                      Title:


                                  THE PROVIDENT FUND FOR EL AL
                                  EMPLOYEES


                                  By: /s/ Dov Shumer   /s/ Shimon Kutchisky
                                      -----------------------------------
                                      Name:  Dov Shumer   Shimon Kutchisky
                                      Title: Chairman     Director


                                  TOM HOLDINGS AND ASSETS (1993) LTD.


                                  By: /s/ Kuti Gavish
                                      -----------------------------------
                                      Name:  Kuti Gavish
                                      Title:


                                  UBERSEBANK AG


                                  By: /s/ G. Shalev
                                      -----------------------------------
                                      Name:  G. Shalev    by its attorney,
                                                          pursuant to power
                                                          of attorney dated
                                                          November 21, 1996
                                      Title:

                                  /s/ Ephraim Abramson
                                  ---------------------------------------
                                  Ephraim Abramson

                                  /s/ D. Alumoth
                                  ---------------------------------------
                                  David Alumoth

                                  /s/ Amiram Caspi
                                  ---------------------------------------
                                  Amiram Caspi, by his attorney, Rachel
                                                Caspi, pursuant to power
                                                of attorney dated November
                                                20, 1996

                                  /s/ Rachel Caspi
                                  ---------------------------------------
                                  Rachel Caspi

                                  /s/ David Cohen
                                  ---------------------------------------
                                  David Cohen

                                  /s/ Ephraim Abramson
                                  ---------------------------------------
                                  Hanan Gilutz, by his attorney, Ephraim
                                                Abramson, pursuant to power
                                                of attorney dated November
                                                17, 1996

                                  /s/ Yhakov Moreshet
                                  ---------------------------------------
                                  Julia Gold, by her attorney, Yhakov
                                              Moreshet, pursuant to power
                                              of attorney dated November
                                              20, 1996

                                  /s/ David Hermelin
                                  ---------------------------------------
                                  David Hermelin

                                  /s/ Zvi Lapidot
                                  ---------------------------------------
                                  Zvi Lapidot

                                  /s/ Eliahu Lerner
                                  ---------------------------------------
                                  Eliahu Lerner

                                  /s/ Zvi Lapidot
                                  ---------------------------------------
                                  Gadi Neuman, by his attorney, Zvi Lapidot,
                                               pursuant to power of attorney
                                               dated November 19, 1996

                                  /s/ Ya'akov Richter
                                  ---------------------------------------
                                  Ya'akov Richter

                                  /s/ Yochai Richter
                                  ---------------------------------------
                                  Yochai Richter

                                  /s/ Uziahu and Shoshana Rosenberg
                                  ---------------------------------------
                                  Uziahu and Shoshana Rosenberg

                                  /s/ G. Rosenfeld
                                  ---------------------------------------
                                  Gideon Rosenfeld


                                  /s/ Shimon Ullman
                                  ---------------------------------------
                                  Shimon Ullman

                                   SCHEDULE A

                     SHAREHOLDERS OF ORBOT INSTRUMENTS LTD.



Name                                        Number of Shares  Percentage %

Or-tass Ltd.                                    899,800         14.9007

Carroll Acquisition Corp.                       735,050         12.1725

Eliahu Lerner                                   450,200          7.2437

Zvi Lapidot                                     411,050          6.8070

Ya'akov Richter                                 411,050          6.8070

Yochai Richter                                  411,050          6.8070

Shimon Ullman                                   411,050          6.8070

Oscar Gruss & Son, Inc.                         212,450          3.5182

Amiram Caspi                                    205,550          3.4039

Rachel Caspi                                    205,500          3.4030

Uziahu and Shoshana Rosenberg                   195,000          3.2292

Gmool Investments Company Ltd.                  185,250          3.0678

Gadish Provident Funds Ltd.                     175,500          2.9063

Hanan Gilutz                                    154,150          2.5527

Further Education Fund for Academics             97,500          1.6146
in Liberal Arts and Social Sciences

David Alumoth                                    90,000          1.4904

Gadi Neuman                                      90,000          1.4904

David Hermelin                                   75,100          1.2437

Gideon Rosenfeld                                 72,000          1.1923

Tagmulim Central Provident Fund                  58,500          0.9688

The Aircraft Industries Worker's                 58,500          0.9688
Provident Fund

Charana Holding                                  48,750          0.8073

Uberseebank AG                                   48,750          0.8073

Feline Investments Inc.                          48,750          0.8073

Dafna Provident Fund for Teachers'               39,000          0.6458
Compensation and Provident Ltd.

Hagmul Provident Fund for School and             39,000          0.6458
Nursery Teachers Ltd.

Katzir Provident and Compensation                29,250          0.4844
Fund Ltd.

Keren Or Provident Fund                          29,250          0.4844

The Hebrew University Employees'                 29,250          0.4844
Provident Fund Ltd.

Adnir Holdings Ltd.                              19,500          0.3229

Eldar Provident Fund for Independent             19,500          0.3229
Ltd.

Galran Assets Ltd.                               19,500          0.3229

The Provident Fund for El Al                     19,500          0.3229
Employees

Tom Holdings and Assets (1993) Ltd.              19,500          0.3229

Julia Gold                                        9,750          0.1615

Ephraim Abramson                                  7,700          0.1275

Danan Investments                                 4,875          0.0807

David Cohen                                       2,550          0.0422

                                   SCHEDULE B



Name

Or-tass Ltd.

Carroll Acquisition Corp.

Eliahu Lerner (on behalf of the beneficial holders of Company Shares held of record by Mr. Lerner)

Ya'akov Richter

Yochai Richter

Amiram Caspi

Rachel Caspi

Uziahu and Shoshana Rosenberg

Hanan Gilutz

David Alumoth

Gadi Neuman

Gideon Rosenfeld

Ephraim Abramson

                            BUYER DISCLOSURE SCHEDULE

                                 Section 3.3(c)


1. Exemption of the Israeli Securities Authority from the registration and prospectus delivery requirements under Israeli Securities laws with respect to the issuance of Buyer Options as provided in Section 4.1(a), provided that obtaining such exemption shall not be a condition to the Stock Purchase as set forth in Section 6.1 and in the event such exemption is not obtained, the provision of Section 4.1(a) will apply.

2. No-action or approval by the Comptroller of Restrictive Trade Practices under the Restrictive Trade Practices Law of 1988.



                                       2